                                                                 EXHIBIT 99.1


                                  VALUATION OF
                         CHADMOORE WIRELESS GROUP, INC.
                   SMR LICENSES AND SELECTED TANGIBLE ASSETS

                              AS OF JUNE 30, 2001



                                  PREPARED FOR
                         CHADMOORE WIRELESS GROUP, INC.






                       [BIA FINANCIAL NETWORK, INC. LOGO]

                    [BIA FINANCIAL NETWORK, INC. LETTERHEAD]


July 31, 2001

Mr. Robert W. Moore, President/CEO
Chadmoore Wireless Group, Inc.
2875 East Patrick Lane, Suite G
Las Vegas, NV 89120

Phone:  (702) 740-5633
Fax:  (702) 740-5643
e-mail: robertm@chadmoore.com

Re: Project # 5101018, Orderly Liquidation Valuation of Chadmoore Wireless Group, Inc. SMR licenses and selected tangible assets, as of June 30, 2001.

Dear Mr. Moore:

Pursuant to your request, BIA Financial Network, Inc. has prepared an appraisal report for the purpose of estimating the June 30, 2001 orderly liquidation values of Chadmoore Wireless Group, Inc.'s 800 MHz and 900 MHz SMR licenses and selected tangible assets.

Our valuation conclusions are as follows:

                                                                        June 30, 2001
     -  Orderly liquidation value of 800 MHz SMR licenses.............  $45.1 MILLION
     -  Orderly liquidation value of 900 MHz SMR licenses.............    7.3 MILLION
     -  Orderly liquidation value of the tangible assets..............    8.1 MILLION


Thank you for choosing BIA Financial Network, Inc. for this appraisal. Should you have any questions, please do not hesitate to call.

Best regards,



A. Jerome Fowlkes
Vice President



         Expert Advisors to the Media, Telecom, and Internet Industries
             BIA Capital Corp. [BIA FINANCIAL LOGO] SpectraRep(TM)

         Expert Advisors to the Media, Telecom, and Internet Industries
             BIA Capital Corp. [BIA FINANCIAL LOGO] SpectraRep(TM)



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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS


GENERAL INFORMATION..........................................................................6
   Identification of the Entity..............................................................7
   Purpose and Methodology...................................................................8
   Intended Use and Users...................................................................10
   Rights and Limiting Conditions...........................................................10
   Appraisal Certification..................................................................11

EXECUTIVE SUMMARY...........................................................................14

ECONOMIC AND INDUSTRY OVERVIEW..............................................................18
   The United States Economy (First Quarter 2001)...........................................18
   SMR Industry Overview ...................................................................20

CHADMOORE COMPANY OVERVIEW .................................................................28

VALUATION ANALYSES..........................................................................40
   Valuation of 800 MHz SMR Licenses in Orderly Liquidation.................................40
   Valuation of 900 MHz SMR Licenses in Orderly Liquidation.................................52
   Valuation of Selected Tangible Assets....................................................57



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






                                    GENERAL

                                  INFORMATION













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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
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                               GENERAL INFORMATION


BIA Financial Network, Inc. ("BIA") has been retained by Chadmoore Wireless Group, Inc. ("Chadmoore") to estimate the June 30, 2001 orderly liquidation value of Chadmoore's 800 MHz and 900 MHz SMR licenses and selected tangible assets.

        Note: BIA has valued the 800 Mhz and 900 Mhz licenses and the tangible assets outlined in this report. The estimated value of the assets is not related to the proposed deal with Nextel and may vary significantly from the proposed value in the deal.

BIA has relied on a number of sources while gathering data for this report, including historical financial statements, promotional materials, previous appraisal reports that we have prepared for Chadmoore, and various Chadmoore planning documents. All license information was obtained from Chadmoore. We have also had conversations with key Chadmoore personnel and obtained industry information from the Internet and BIA's internal sources. We have not attempted to independently verify the information received from Chadmoore or other external sources and, for the purpose of this study, we have assumed that all the material and information provided is accurate. No site visits were performed in connection with this project.

At BIA's request, Mr. Bob Sleight, a Consultant to BIA, conducted the valuation analysis on the tangible assets listed in this report. Mr. Sleight did not visit any of Chadmoore's facilities to confirm the existence of, or to visually inspect the condition of the tangible assets, and BIA expresses no opinion as to the actual operating condition of these assets. The valuation was performed on the basis of information supplied by Chadmoore.

The sections of this report include: an EXECUTIVE SUMMARY highlighting our findings, an ECONOMIC AND INDUSTRY OVERVIEW describing economic and industry specific factors influencing the valuation, a COMPANY OVERVIEW describing relevant facts about the company, its licenses, and tangible assets, VALUATION ANALYSES outlining the detailed procedures leading to our valuation conclusions, and APPENDICES containing such items as detailed asset listings and qualifications of key BIA members who prepared the report.


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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
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                          IDENTIFICATION OF THE ENTITY

Chadmoore Wireless Group, Inc. is one of the largest holders of 800 MHz frequencies in the United States for commercial specialized mobile radio ("SMR") service. The Company's operating territory covers approximately 55 million people in 187 markets, primarily in secondary and tertiary cities throughout the United States. Chadmoore's commercial SMR service provides real-time voice communications for companies with mobile workforces that have a need to frequently communicate with their entire fleet, discrete subgroups or individuals of their fleet.(1)

The Company's principal executive offices are located at 2875 East Patrick Lane, Suite G, Las Vegas, NV, 89120.

Chadmoore's principal assets include the company's management team and employees, its facilities and electronic equipment, its network of dealers, its FCC licenses to provide SMR services, and its customers. The licenses and tangible assets that are the particular subject of this report are described briefly in the following paragraphs.


FCC LICENSES (2)
As of June 30, 2001, Chadmoore owned 1,039 SMR licenses in two frequency spectrums:

800 MHz Licenses
In the 800 MHz band, Chadmoore owns 1,023 licenses, including 3,945 channels covering 187 markets in 42 states (including Puerto Rico and the US Virgin islands). Table 1 in this report contains a complete summary of Chadmoore's 800 MHz license holdings.

900 MHz licenses
On June 1, 1999 Chadmoore acquired from American Wireless Network, Inc., 16 ten-channel 900 MHz wide-area licenses in 7 MTAs (Metropolitan Trading Areas) covering a population of approximately 19,900,000 people. The list of licenses is shown below.

--------
(1)  Source:  Chadmoore SEC Form 10KSB filed April 2, 2001.
(2)  Source data in this section were obtained from Chadmoore Wireless Group.



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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
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            Call Sign MTA/Blk      Call Sign MTA/Blk         Call Sign MTA/Blk

        1.  KNNY259   M048/R   6.  KNNY282   M017/R     11.  KNNY292   M043/A
        2.  KNNY260   M048/N   7.  KNNY283   M017/I     12.  KNNY294   M029/T
        3.  KNNY261   M043/I   8.  KNNY287   M041/T     13.  KNNY295   M029/C
        4.  KNNY262   M044/Q   9.  KNNY288   M041/R     14.  KNNY296   M028/R
        5.  KNNY263   M044/T  10.  KNNY289   M041/M     15.  KNNY297   M028/Q
                                                        16.  KNNY298   M028/P


SELECTED TANGIBLE ASSETS

Chadmoore's tangible assets include equipment installed at the general offices in Las Vegas, Nevada, and at 209 SMR transmitter sites spread across 42 States, Puerto Rico, and the Virgin Islands. The specific tangible assets that are the subject of this report consist of the two-way radio equipment submitted on a listing by the Company (see Appendix B). This type of equipment includes Motorola, E. F. Johnson, General Electric, and Uniden repeaters; Celwave, Comtelco, and Decibel Products two-way radio receive and transmit antennas; Sinclaire, Decibel Products, Celwave, and TxRx selective cavity resonators, duplexors, notch filters, and multi-port combiners; Milcom International, Motorola, E. F. Johnson, and Uniden power amplifiers; various controllers, uninterruptible power supplies, modems, scan boards, computer equipment, interfaces, batteries, equipment racks and housing, and the like. A complete listing of the assets valued is contained in Appendix B to this report.


                             PURPOSE AND METHODOLOGY

The purpose of this appraisal is to estimate June 30, 2001 orderly liquidation value of Chadmoore's 800 MHz and 900 MHz SMR licenses and the selected tangible assets identified above.

For the purposes of this report, the following definitions apply:(3)

     - FAIR MARKET VALUE - the price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arms length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.


----------
(3) These definitions and the valuation approach definitions in the following section were drawn from the American Society of Appraisers Business Valuation Glossary at http://www.appraisers.org

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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
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     -  LIQUIDATION VALUE - the net amount that can be realized if the business is terminated and the assets are sold piecemeal. Liquidation can be either "orderly" or "forced". FORCED LIQUIDATION VALUE is the value at which the asset or assets are sold as quickly as possible, such as at an auction. ORDERLY LIQUIDATION VALUE is the value at which the asset or assets are sold over a reasonable period of time to maximize proceeds received.

In preparation for this study, we have considered three approaches to value. These are referred to as the COST approach, the INCOME approach, and the MARKET approach.

      - The INCOME APPROACH is a general way of determining a value indication of a business, business ownership interest, security, or intangible asset using one or more methods that convert anticipated benefits into a present single amount.

      - The MARKET APPROACH is a general way of determining a value indication of a business, business ownership interest, security, or intangible asset by using one or more methods that compare the subject to similar businesses, business ownership interests, securities, or intangible assets that have been sold.

      - The COST APPROACH is a general way of estimating a value indication of an individual asset by quantifying the amount of money that would be required to replace the future service capability of that asset.

For the valuation of Chadmoore's licenses, we have chosen to rely on the market approach. The cost approach was not utilized as it does not lend itself well to the valuation of intangible assets. The income approach was not used as reliable data upon which to base a cash flow forecast could not be obtained at this time.

For the valuation of the selected tangible assets, we employed the cost approach, drawing on the June 2001 market value of items of similar utility and condition for replacement costs.



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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
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                             INTENDED USE AND USERS

The valuations in this report are intended to be used to support a fairness opinion being written by Berewind Financial Group. The report is not valid for any other use. The intended users of the report are Chadmoore Wireless personnel and those it designates, and Berewind Financial Group. The report is not to be reproduced without the consent of Chadmoore Wireless Group and BIA Financial Network, Inc.


                         RIGHTS AND LIMITING CONDITIONS

It should be noted that this valuation report has been prepared exclusively for Chadmoore Wireless Group, Inc. The report is not to be released to any persons outside Chadmoore, nor to be reproduced in whole or in part for any reason without the written consent of Chadmoore and BIA.

BIA assumes no responsibility for matters of a legal nature affecting the property appraised. BIA appraisers also assume the property is free and clear of all liens and other encumbrances. All information provided by the client was assumed to be accurate and no steps were taken to independently verify the material. BIA expresses no opinion as to the construction status, or "build out" requirements of any of the licenses that are the subject of this report.

Projections may be included in this valuation. Projections and assumptions are inherently subject to uncertainty and may be greatly influenced by events that are unforeseeable or otherwise differ or vary from reasonable expectations. Consequently, operating results may vary from the projections set forth in the valuation, commensurately affecting the value of this asset.

The contents of this report should in no way be construed as a recommendation to invest in, or otherwise contribute funds to, Chadmoore Wireless Group, Inc. The conclusions in this report represent BIA's opinion as to the probable value at which the assets that are the subject of this report would trade on the valuation date, given the assumptions presented in the report and the market conditions prevailing at that time. BIA expresses no opinion about the future outlook for Chadmoore Wireless Group, Inc., its ability to continue as a going concern, or the merits of investing in the company.






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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
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This appraisal is valid only for the appraisal date or dates specified herein and only for the appraisal purpose specified herein. The client warrants that any reports, analyses, or other documents prepared for it by BIA will be used only in compliance with all applicable laws and regulations.

BIA's tangible asset appraiser did not visit any of Chadmoore's facilities to confirm the existence of, or to visually inspect the condition of the tangible assets, and BIA expresses no opinion as to the actual operating condition of these assets. The valuation was performed on the basis of information supplied by Chadmoore.


                             APPRAISAL CERTIFICATION

The undersigned certify that, to the best of their knowledge and belief, that:

      - The statements of fact contained in this report are true and correct.

      - The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and they are our personal, unbiased professional analyses, opinions, and conclusions.

      - BIA and the undersigned have no present or prospective interest in the property that is the subject of this report, have no personal interest or bias with respect to the parties involved, and have no other interest which might tend to prevent this being a fair and unbiased appraisal.

      - Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

      - Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

      - Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

      - No one other than those cited in the report provided significant business valuation assistance to the persons signing this report.



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BIA FINANCIAL NETWORK, INC.




----------------------------                       ---------------------------
A. Jerome Fowlkes                                  Camilla Jensen
Vice President                                     Supervisory Consultant




----------------------------                       ---------------------------
Joseph D. Andrew                                   Andrew Chen
Senior Financial Analyst                           Financial Analyst





















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                                    EXECUTIVE

                                     SUMMARY















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                                EXECUTIVE SUMMARY


BIA has been retained by Chadmoore Wireless Group, Inc. to estimate the June 30, 2001 orderly liquidation value of the company's 800 MHz and 900 MHz SMR licenses and selected tangible assets identified by the Company.

        Note: BIA has valued the 800 Mhz and 900 Mhz licenses and the tangible assets outlined in this report. The estimated value of the assets is not related to the proposed deal with Nextel and may vary significantly from the proposed value in the deal.


SUMMARY OF FINDINGS

The results of our analyses are as follows:

                                                                      June 30, 2001
     -  Orderly liquidation value of the 800 MHz SMR licenses......   $45.1 MILLION
     -  Orderly liquidation value of the 900 MHz SMR licenses......     7.3 MILLION
     -  Orderly liquidation value of the tangible assets...........     8.1 MILLION

The procedures and techniques that led to these valuation conclusions are briefly summarized in the following paragraphs. Complete details are contained in the body of the report.

VALUATION OF 800 MHz SMR LICENSES

In the 800 MHz band, Chadmoore has identified 1,023 licenses, including 3,945 channels to be valued.

Two approaches were used to estimate the value of the 800 MHz SMR licenses. First, a modified regression analysis was employed in which FCC auction data was used to refine market estimates, including the recent 800 MHz auction in September 2000. Second, the license values were inferred from the prices of market transactions involving similar assets. A brief discussion of each of these analyses follows.

To begin the regression analysis, we divided the list of markets into seven general value categories and applied a range of values per license to each category of markets based on the 800 MHz auction in September 2000, market transactions and BIA internal data. With these categories in place, we then performed an extensive regression analysis on the SMR auction results. We evaluated approximately one hundred socio-economic and demographic variables in this multiple regression analysis. The results of the regression analysis were combined with our market categorizations to help determine variance within each




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category on a per channel basis. The resulting per channel valuation was then multiplied by the number of channels in any given market and then summed to estimate a final value for the licenses. The total fair market value of the licenses predicted by the model was $36.5 million.

For the market transaction based valuation, we researched recent market transactions involving licenses similar to those held by Chadmoore. Forty-eight transactions involving SMR licenses were identified. For each of the transactions we calculated the Price per Pop per Channel multiple, which measures the ratio of price paid to the effective number of Pops covered by each channel obtained. The results showed that in cases where the average number of channels per market area was 20 or less, the price per pop per channel multiple generally fell in the range of $.02 to $.10, with a median multiple value of $.065. In cases where the average number of channels per market area was more than 20, the multiple fell in the range of $.04 to $.12, with a median multiple value of $.094.

We then examined the Chadmoore licenses and determined that approximately 36.2% of their licensed area pops were covered by more than 20 channels with the remaining 63.8% covered by fewer than 20 channels. To estimate the value of those markets where Chadmoore has fewer than 20 channels, we first estimated the average number of channels in these markets at 8.7. Then we applied the $.065 per pop per channel multiple in these markets, and multiplied the result by the estimated 29.6 million pops covered to produce a value of the 800 MHz license channels in markets with less than 20 channels of $16.7 million. To estimate the value of those markets where Chadmoore has more than 20 channels, a similar approach was used, based on a price per pop per channel multiple of $0.094 and covered pops of 16.8 million, to produce a value of these 800 MHz license channels of $74.5 million. Summing the two channel groups produces a total value of $91.2 million.

Each of the approaches employed above has a particular set of advantages and disadvantages. Accordingly, we have elected to weight the regression approach by 75% and the market analyses by 25% as our fair market value estimate for the valid 800 MHz licenses, as of June 30, 2001. This value is $50.1 million. Discounting this value by 10%, to account for the shorter time period in which the licenses must be sold in an orderly liquidation scenario, produces our final estimate of the value of the valid 800 MHz licenses in orderly liquidation, which is $45.1 MILLION.



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VALUATION OF 900 MHz SMR LICENSES


On June 1, 1999 Chadmoore acquired from American Wireless Network, Inc.,16 ten-channel 900 MHz wide-area licenses in 7 MTAs . The purchase included 400 + subscribers and the lease of all related equipment for a period of six years. To estimate the orderly liquidation value of these licenses as of June 30, 2001, we turned to four techniques: (1) extrapolation of the April 1996 900 MHz FCC auction results., (2) observation of market transactions involving other 900 MHz licenses (two transactions), (3) observation of market transactions involving all licenses (800 and 900 MHz), and (4) observation of prices in prior market transactions involving the subject licenses themselves. The conclusions of the analysis are as follows:

        Value suggested by extrapolation of 1996 auction results................$1,830,494
        Value suggested by Nextel's purchase of Geotek's licenses...............$7,487,598
        Value suggested by Nextel's purchase of Arch Wireless' licenses........$12,826,618
        Value suggested by observation of 800 & 900 MHz channel sales..........$14,666,834
        Value suggested by prior sales of the subject licenses..................$1,651,058


See the 900 MHz valuation section of the report for details of how theses figures were derived. To reach a final value conclusion, we took a weighted average of the five indicators, favoring the methods based on more recent data. This weighted average value is $8,141,344. Discounting this value by 10%, to account for the shorter time period in which the licenses must be sold in an orderly liquidation scenario, produces our final estimate of the orderly liquidation value of the 900 MHz licenses, as of June 30, 2001, which is $7,327,210.

VALUATION OF SELECTED TANGIBLE ASSETS

Chadmoore's tangible assets include equipment installed at the general offices in Las Vegas, Nevada, and at 209 SMR transmitter sites spread across 42 States, Puerto Rico, and the Virgin Islands. The specific tangible assets that are the subject of this report consist of the two-way radio equipment submitted on a listing by the company (see Appendix B). The cost approach was used to estimate the fair market value of these assets, which took into consideration the initial investment, replacement cost, and depreciation associated with each asset. Appendix B to this report contains a summary of our value estimates, arranged by category. The total value of all the tangible assets was $8,108,320.

The total orderly liquidation value of all assets valued in this report is $60,566,364.


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                             ECONOMIC AND INDUSTRY

                                    OVERVIEW















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                         ECONOMIC AND INDUSTRY OVERVIEW


                 THE UNITED STATES ECONOMY (FIRST QUARTER 2001)

According to preliminary estimates released by the Department of Commerce's Bureau of Economic Analysis, Real Gross Domestic Product ("GDP"), the output of goods and services produced by labor and property located in the United States, increased at an annualized rate of 2.0% during the first quarter of 2001. While better than an expected 1.0%-1.5% growth rate, many analysts believe there will be continuing weakness and potentially slower growth in the second quarter. Annualized growth in GDP for the fourth quarter of 2000 was revised to 1.0%, lower than the preliminary estimated rate of 1.4%. First quarter GDP reflected an increase in personal consumption expenditures, government spending, nonresidential structures, and residential structures. These gains were partly offset by a large decrease in nonfarm inventory investment and decreases in exports, equipment, and software.

After leaving the federal funds target rate unchanged at 6.5% from June through December 2000, the Federal Reserve (the "Fed") lowered the rate on three different occasions during the first quarter of 2001. The Fed is closely monitoring economic growth, financial markets, productivity measures, and labor data for signs of continuing economic weakness. Many economists believe that growth will slow without further monetary and fiscal stimulus. There are continuing concerns that the economy could experience a recession. Conflicting data on inflation is generating speculation concerning the Fed's ability to continue its recently aggressive monetary policy.


The Conference Board reported that the Composite Index of Leading Economic Indicators ("LEI"), the government's primary forecasting gauge, declined 0.3% in March to 108.5 after an increase of 0.5% in January and a decrease of 0.2% in February. The index attempts to gauge economic activity six to nine months in advance. Multiple consecutive moves in the same direction are said to be indicative of the general direction of the economy. In March, six of the ten leading economic indicators declined. The negative contributors to the leading index, from largest to smallest, were stock prices, vendor performance, average weekly initial claims for unemployment insurance, building permits, interest rate spread, and manufacturers' new orders for consumer goods. Positive contributors were money supply, index of consumer expectations, and manufacturers' new orders for nondefense capital goods and materials. In March the Coincident Index gained 0.1% while the Lagging Index fell 0.4%. In its data release the

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Conference Board indicated that "taken together, the three composite indexes and their components suggest slow growth until late in the second quarter of this year."

The Dow Jones Industrial Average finished the quarter 8.4% lower than its fourth quarter 2000 close, while the S&P declined 12.1% for the quarter. The NASDAQ declined 25.5% during the first quarter of 2001. Treasury bond yields consistently declined during each month of the first quarter.


CONSUMER SPENDING AND INFLATION

The seasonally adjusted annual rate of inflation for the first quarter of 2001 was 4.0%, compared to 2.6%, 2.8%, and 2.1%, respectively, for the second through fourth quarters of 2000. The rate of inflation for 2000 was 3.4%, the largest annual advance since a 6.1% rise in 1990. Total retail sales for the first quarter of 2001 were 3.1% higher than prior year levels. Retail sales in March of 2001 were 1.9% higher than in March of 2000.


INTEREST RATES

After remaining idle during the second half of 2000, the Federal Reserve's Open Markets Committee ("FOMC") lowered its target for the federal funds rate three different times during first quarter 2001. The Committee continues to believe that the risks are weighted mainly toward conditions that may generate economic weakness.

MANUFACTURING AND INDUSTRIAL PRODUCTION

Industrial production increased 0.4% in March, the first increase since September of 2000. First quarter industrial production declined at an annualized rate of 4.7%, the biggest decline since the first quarter of 1991. In January and February, industrial production declined 0.6% and 0.4%, respectively. The Manufacturing segment increased 0.3% in March. In January and February, manufacturing declined 0.5% and 0.3%, respectively. Manufacturing industries are expected to continue their weak performance.

THE FINANCIAL MARKETS

The Dow Jones Industrial Average closed the first quarter of 2001 at 9878.78, a decrease of 8.4% for the quarter. The Standard and Poor's 500 Composite Index dropped 12.1% during the first quarter to close at 1160.33. The NASDAQ Composite Index decreased 25.5% during the first quarter to close at 1840.26. The NASDAQ fell 39.3% in 2000 after a record-setting 85.6% gain during 1999. Bond prices generally increased


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as yields trended down in the first quarter of 2001.


HOUSING STARTS AND BUILDING PERMITS

The U.S. Commerce Department's Bureau of the Census reported that new privately owned housing starts increased to a seasonally annualized rate of 1.613 million units in March. During the first three months of 2001, housing units are down 4.0%. Building permits for the first quarter are 1% above the same quarter in 2000.


UNEMPLOYMENT

The unemployment rate for January was 4.2%, followed by 4.2% in February and 4.3% in March. March marked the forty-fifth consecutive month that the unemployment rate was below 5.0%.


                           SMR INDUSTRY OVERVIEW (4)


GENERAL

The genesis of the SMR industry was a 1970 FCC decision that allocated spectrum for 25-KHz-wide channels in the 800 MHz band for Private Land Mobile Radio Service (PLMRS). In 1974, this allocation was further refined to provide 200 unique channels for trunked (private, multi-channel) service and 100 for non-trunked (open, single-channel) service.

SMR systems were originally intended to provide primarily dispatch service, with only minimal interconnection to the public switched telephone network (PSTN). However, the SMR service was so successful that other bands were opened to private carriers over the years, and SMR-like systems are now found at 900 MHz, 220 MHz and 450-512 MHz.

Businesses of all kinds are typical users of SMR service, especially those with the need for one-to-many communications, such as fleets of vehicles or groups of employees on the road. Customers use either mobile units, generally mounted in the vehicle, or portable units, handheld radios that can look similar to cellular or PCS telephones.

------------
(4) The material in this section is drawn from AMTA's Specialized Mobile Radio:
An Industry Overview (http://www.amtausa.org/index.html, May 28, 1999), FCC Auction Fact Sheets (http://www.fcc.gov/wtb/auctions), and two articles from RCR
News: "The winds of change," Nov 13, 2000, and "Beyond any expectations...Nextel shakes up cellular and SMR," April 9, 2001.


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                                                                   JUNE 30, 2001
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SMR offers advantages to cellular/PCS in that communications can be one-to-one or one-to-many without the need to make a telephone call. At the same time, each company's communications are private due to programming by the operator.
Dispatch service is generally provided on a monthly basis with unlimited airtime.

SMR stations can operate on either a conventional basis, with one channel in use at a time, or more often, as "trunked" systems. Trunking greatly improves the efficiency of frequency use, since equipment constantly searches for an available channel for each transmission rather than keeping one channel in use through an entire conversation. Most systems today are trunked.


LICENSES AND REGULATION

At the time of their initial release in the mid-1970s, there was little interest in SMR license authorizations, primarily due to initial concerns about technical reliability and cost. However, by 1982, interest and usage had increased significantly and the FCC had run out of channels in seven major U.S. markets. At that time, additional channels were allocated for SMR use. Today, SMR operates on radio frequencies in the 800 MHz, 900 MHz, and 220 MHz bands, though the 800-MHz band still accounts for the majority of SMR users.

SMR operators must hold licenses from the FCC, and all new licenses for commercial systems are awarded via competitive bidding. In April 1996, the FCC auctioned SMR radio channels in the 900 MHz band in each of the 51 major trading areas (MTAs), as defined by Rand McNally, that comprise the U.S. and its territories. Within each MTA, 20 blocks of licenses were offered, each containing 10 channels (1,020 licenses total). However, since licenses had been previously granted to other entities within these frequency blocks, the auction winners did not, in most cases, bid on unencumbered spectrum (the auction winner has a responsibility to co-exist with incumbent operators, who are not required to vacate the spectrum). Auctions or SMR licenses in the 800-MHz bands took place in 1997 on a geographic basis in each of 172 economic areas (EAs) designated by the U.S. Bureau of Economic Analysis. These channel blocks, which are adjacent to the spectrum used by cellular operators, may facilitate the use of dual-mode cellular/SMR equipment. The most recent SMR license auction held by the FCC was the 800 MHz Lower 80 Channels auction number 36 completed on December 15, 2000. In that auction 2,800 licenses were awarded in the

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                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------


form of sixteen non-contiguous 5-channel blocks (0.25 MHz bandwidth) in 172 EAs and 3 EA like areas, covering the U.S. territories in the Guam and Northern Mariana Islands, Puerto Rico and the United States Virgin Islands, and American Samoa.

In 1995, the FCC changed its rules to allow wireline companies (the regional Bell operating companies and other local exchange carriers, or LECs), to own and operate SMR businesses. Until then, the LECs had been prohibited from doing so because of their common carrier status and the Commission's view that their involvement would thwart competition. While in the past the industry had generally been strongly opposed to wireline entry, it is now generally perceived that the wireline companies can provide new sources of capital and technical, administrative, and marketing expertise. Furthermore, it is perceived that the pool of potential buyers of existing properties has now expanded.

The same order that allowed wireline companies to own SMR licenses also removed the prohibition against cellular companies providing dispatch services. The new rules also placed SMR operators under the umbrella of additional regulatory scrutiny and obligation. The FCC took this step because, over time, SMR operators which previously had been classified as "private carriers" had been allowed to enter the interconnect market, theoretically reserved for common carriers. The FCC concluded that the SMR industry was enjoying the fruits of minimal regulation but was not as obligated as others who provided similar services. Consequently, in the interest of regulatory and competitive parity, the FCC, at the direction of Congressional legislation, created the Commercial Mobile Radio Service (CMRS) category, applicable to SMR operators offering interconnect as part of a for-profit service. The CMRS classification, also applicable to cellular and personal communications services, stipulates that an operator abide by rules pertaining to access, roaming, and resale.


SMR EVOLUTION

SMR's primary users were originally envisioned to be businesses in need of dispatch capabilities such as taxi companies, ambulance services, courier services, shuttle services, utilities, and repair and installation services. Until the early 1990s, SMR service was generally local in nature, with average coverage radii for single operators of approximately 30 miles.

Due to limited coverage areas and SMR's single-site architecture, individual SMR operators were unable to provide the same functionality as cellular service. "Interconnect," the ability of an SMR user to make a direct dial telephone call, was a secondary requirement.

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                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------

To escape capacity constraints in metropolitan areas and to provide enhanced services, SMR operators began adopting digital transmission systems. Digital technology provides significant opportunities for the operator to serve its existing base better with faster access and call setup times, superior voice quality, and enhanced services and also to expand capacity and attract customers who otherwise would be drawn to cellular or paging companies. Digital-based SMR systems, also referred to as Enhanced SMR (ESMR), have the capability to provide dispatch, interconnect, paging, and data services, all with better security than is possible with analog technology. Using digital technology, SMR providers can transform themselves from primary dispatch providers with subsidiary focuses on interconnect, into full-feature wireless services providers, offering dispatch, cellular-like interconnect, data transmission, and short message services similar to paging. In fact, it is the intent of major SMR companies, such as Nextel, to become viable alternatives to cellular service.

Despite the overall migration to digital channels, analog-based SMR services are expected to maintain a niche in low-population, rural areas where spectral efficiency is not as important. In such areas, analog SMR service is usually less expensive for providers to set up, operate, and maintain, which translates into lower rates for subscribers.


THE INFLUENCE OF NEXTEL

Nextel is such a dominant force in SMR that no discussion of the industry would be complete without making special mention of the company.

Nextel has purchased a large share of the national spectrum allocated to SMR carriers and has bought out many smaller carriers to build out its nationwide network of services offering PCS-like services in combination with two-way radio features commonly marketed by small SMR carriers. This merging has gone so well, many analysts include Nextel in the discussions of the PCS market. Many people do not even think of Nextel as an SMR operator, but as a nationwide carrier similar to PCS operators.

Fleet Call Inc., Nextel's predecessor, was founded in April 1987 by Morgan O'Brien, an SMR industry veteran who observed that it was likely that the SMR industry would consolidate because consolidation created economies of scale and the channels were very similar to cellular but less expensive. O'Brien's company, therefore, began with the objective to acquire SMRs.

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                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------


In spite of some doubters, Fleet Call managed to attract some investments and acquired several SMR systems. Within 15 months of its founding, Fleet Call was the largest privately held SMR operator in the country. Next, in April 1990, it announced plans to invest $500 million to construct market wide digital SMR systems in Chicago, Dallas, Houston, Los Angeles, New York and San Francisco. The company, which by then served 150,000 subscribers, asked the FCC for rule waivers to allow it to operate an enhanced SMR system, which borrowed from cellular the ideas of frequency reuse and multiple sites. The plan was the first serious attempt to introduce digital technology into the analog-dominated private land mobile radio industry. The ESMR plan eventually gained reluctant support in the SMR industry, and the company won FCC approval in February 1991.

Fleet Call began building out its digital network based on Motorola's Integrated Radio System (MIRS) technology. In 1993, the company changed its name to Nextel, and in September of that year, activated its digital SMR system in Los Angeles. It also made an agreement with Motorola to purchase all of Motorola's SMR radio licenses in the United States, providing it with significant spectrum rights in each of the top 50 U.S. markets. The company got a huge boost in 1995 when Craig McCaw, who had opposed Nextel's ESMR plan as a cellular carrier, invested in the company and brought in a talented team of executives. At that time the company ordered $100 million of new integrated Digital Enhanced Network (iDEN) equipment from Motorola and re-launched its digital network in 1996. The combination of cellular-like service with the Direct Connect dispatch feature was a unique mix in the increasingly competitive wireless industry.

Now with a customer base of 7 million customers, Nextel is one of the largest players in wireless. It is for this reason that Nextel must be considered in any value analysis of SMR licenses or SMR companies. What the licenses or companies are worth in a landscape of small dispatch operators may be considerably different from the point of view of a large Nextel-type wireless provider.

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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------


SMR INDUSTRY STATISTICS



                                                   ESMR ARPU
                    ESMR               ESMR         (service       ESMR          Analog SMR
                   Market          Subscribers       revenue      Monthly        Subscribers
                Penetration         (millions)        only)     Churn Rate       (millions)
1998                                   2.8                                          1.9
1999                                   4.6           $73.00                         1.8
2000               2.5%                6.4           $72.26         2.0%            1.7
2001               3.4%                8.3           $71.51         2.0%            1.7
2002               4.0%                9.8           $70.75         2.0%
2003               4.7%               11.2           $70.00         2.0%
2004               5.2%               12.5           $69.27         2.0%
2005               5.8%               13.6           $68.54         2.0%
2006                                  13.4           $67.82
2007               6.7%               15.6           $67.11         1.9%
2008               7.2%               16.6           $66.42         1.9%
2009                                                 $65.75
2010               8.0%                                             1.8%

  Sources:

  Paul Kagan Assoicates (2000 PCIA Global Market Portfolio, pg 20)
  Kagan Wireless Telecom Investor, Sep 21, 1999, p. 8
  J.P Morgan Wireless Voice Industry Update, Aug 5, 1999, p.24
  The Yankee Group (Wireless Market Portfolio 1999, p. 26)
  International Mobile Telephone Association (www.imta.org 2/24/99)
  Credit Suisse/First Boston (Equity Research-Americas, Apr 23, 98, p.24) Strategis Group: The State of the SMR and Digital Mobile Radio: 1997 (p. 98) BIA Analyst Estimates

MARKET TRENDS

The chart below shows the changes in BIA's Wireless Stock Index between July 1995 and June, 2001.(5)


                     [BIA WIRELESS STOCK INDEX VALUE CHART]

----------
(5) BIA's Wireless Stock Index consists of the average of the prices of 11 wireless stocks: Alltel, Boston Communications Group, CoreComm Ltd., LCC International, Lightbridge, Nextel, Sprint PCS, Price Communications, Rural Cellular, Talk America Holdings, and United States Cellular.


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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------

As the chart shows, stock prices in the wireless industry hovered around $18 a share until December of 1998 when an uptrend began that culminated at about $43 in December 1999. Prices then fell back to about $25 in June 2001. This trend was mirrored in the SMR industry segment, as shown by the trend in Nextel's stock prices during the same period:


                          [NEXTEL STOCK PRICES CHART]


The decline in prices between December 1999 and June 2001 has had a devastating effect on stock values in the wireless industry in general and in the SMR industry segment in particular. The average wireless company stock fell 44% during the period. Nextel's stock fell 67%.

The table below shows the percentage that stock prices in the wireless industry have changed compared to the average price in June 2001.

                               Jul-95   Dec-95  Jun-96   Dec-96  Jun-97  Dec-97
                 Index Value    17.0     14.7    14.8     13.4    15.6    17.5

 % chg compared to June 2001     41%      63%     62%      79%     54%     37%

                               Jun-98   Dec-98   Jun-99    Dec-99    Jun-00    Dec-00    Jun-01
                 Index Value     16.8    17.6     25.7      42.7       38.7     26.4       24.0

 % chg compared to June 2001      43%     37%      -6%      -44%       -38%      -9%         0%

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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------










                                    COMPANY

                                    OVERVIEW


















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                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------



                          CHADMOORE COMPANY OVERVIEW (6)

OVERVIEW

Chadmoore Wireless Group, Inc. is one of the largest holders of 800 MHz SMR frequencies in the United States. The Company's operating territory covers approximately 187 markets, primarily in secondary and tertiary cities throughout the United States. Chadmoore's commercial SMR service provides real-time voice communications for companies with mobile workforces that have a need to frequently communicate with their entire fleet, discrete subgroups or individuals of their fleet. The principal executive offices are located at 2875 East Patrick Lane, Suite G, Las Vegas, Nevada. The company's publicly held common stock trades over-the-counter and is reported on the Electronic Bulletin Board of the National Association of Securities Dealers (OTC BB) under the symbol "MOOR.OB". Chadmoore also does business as Power to Talk Communications
(PTT), marketing its services as "Teamlink - Connecting Your Business(SM)."


HISTORY

Chadmoore commenced operations in 1994 as Chadmoore Communications, Inc. ("CCI") to capitalize on the market opportunity created when the FCC froze licensing of additional SMR spectrum in 1993 in anticipation of transitioning from the traditional application process to spectrum auctions. In April 1994, CCI took operational control of an existing SMR system in Memphis, Tennessee and in March 1996 acquired a second existing SMR system in Little Rock, Arkansas. During its first 18 months of operation CCI acquired the rights to approximately 2,300 SMR channels from approximately 1,200 individual licensees.

In February 1995 CCI merged with, and became a majority owned subsidiary of, CapVest International, Ltd. a Colorado company incorporated in 1987. At the same time, the Board of Directors of CapVest resigned, new members were appointed to fill the vacancies, CCI management assumed responsibility for CapVest's affairs, and on April 21, 1995, the company changed its corporate name to Chadmoore Wireless Group, Inc.

In June 1996, Chadmoore obtained approximately 5,500 additional SMR channels by acquiring all of the outstanding stock of CMRS Systems, Inc. and 800 SMR Network, Inc. During 1997, substantially all of the

----------
(6) Source: The material in this section is drawn from Chadmoore's SEC Form 10K filed April 15, 1999, from its web site (www.chadmoore.com) and from company internal documents. We have not taken any steps to verify the accuracy of the information provided.

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                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------

assets of 800 SMR Network were transferred to CMRS. Today, Chadmoore continues to operate primarily through CCI and CMRS, and their subsidiaries as described in the Organization section.


ORGANIZATION

Chadmoore's corporate headquarters are located in Las Vegas, Nevada, but the company's operations cover 43 states, including Hawaii. The corporate organization is displayed in the chart below.


           [CHADMOORE WIRELESS GROUP ORGANIZATIONAL STRUCTURE CHART]


               NOTE:  PTT = Power To Talk

PRODUCTS AND SERVICES

Chadmoore's principal service is providing analog SMR voice communications for business users to communicate between a central dispatch point and a mobile workforce or among members of the mobile workforce. The company markets its service under the name "Teamlink - Connecting Your Businesssm" and advertises it as "an affordable alternative to paging, cellular, and digital two-way radio."(7) Teamlink service includes unlimited talk-time and unlimited group call for a flat rate of about $15 per month per radio.


----------
(7)  Source:   www.chadmoore.com


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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------

Chadmoore's customers use Motorola's trunked analog radio system "Smart Net II" and LTR (Logic Trunking Radio) signaling systems with Uniden repeaters. Generally the equipment is provided by local dealers while Chadmoore provides the two-way radio service.


LICENSES

According to the company, as of June 30, 2001 Chadmoore owned 1,039 licenses in two frequency spectrums:

800 MHz Licenses
In the 800 MHz band, Chadmoore owns 1,023 licenses, including 3,945 channels covering 187 markets in 42 states (including Puerto Rico and the US Virgin Islands). Table 1 in this report contains a complete summary of Chadmoore's 800 MHz license holdings.

900 MHz licenses
On June 1, 1999 Chadmoore acquired from American Wireless Network, Inc., 16 ten-channel 900 MHz wide-area licenses in 7 MTAs (Metropolitan Trading Areas) covering a population of approximately 19,900,000 people. Under the terms of the purchase agreement Chadmoore was to assume American Wireless' note payments to the FCC for the licenses, lease all related equipment for a period of six years, and receive some 400 + subscribers. The list of licenses is shown in the following table.

                         CHADMOORE 900 MHz LICENSE LIST

           Call Sign    MTA       Call Sign   MTA           Call Sign    MTA
        1.  KNNY259   M048/R   6.  KNNY282  M017/R      11.  KNNY292   M043/A
        2.  KNNY260   M048/N   7.  KNNY283  M017/I      12.  KNNY294   M029/T
        3.  KNNY261   M043/I   8.  KNNY287  M041/T      13.  KNNY295   M029/C
        4.  KNNY262   M044/Q   9.  KNNY288  M041/R      14.  KNNY296   M028/R
        5.  KNNY263   M044/T  10.  KNNY289  M041/M      15.  KNNY297   M028/Q
                                                        16.  KNNY298   M028/P



The locations of the MTAs in which the 900 MHz licenses are located are shown on the following map.

                                    FIGURE 1

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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------

                                     [MAP]


TANGIBLE ASSETS

Chadmoore's tangible assets include equipment installed at the general offices in Las Vegas, Nevada, and at 209 SMR transmitter sites spread across 42 States, Puerto Rico, and the Virgin Islands. The specific tangible assets that are the subject of this report consist of the two-way radio equipment submitted on a listing by the company (see Appendix B). This type of equipment includes Motorola, E. F. Johnson, General Electric, and Uniden repeaters; Celwave, Comtelco, and Decibel Products two-way radio receive and transmit antennas; Sinclaire, Decibel Products, Celwave, and TxRx selective cavity resonators, duplexors, notch filters, and multi-port combiners; Milcom International, Motorola, E. F. Johnson, and Uniden power amplifiers; various controllers, uninterruptible power supplies, modems, scan boards, computer equipment, interfaces, batteries, equipment racks and housing, and the like. A complete listing of the assets valued is contained in Appendix B to this report.




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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------

RECENT DEVELOPMENTS

On August 21, 2000, Chadmoore signed an agreement and plan of reorganization with Nextel Communications under which Nextel would acquire substantially all of the Company's assets in a tax-free reorganization in exchange for shares of Nextel's Class A common stock. Although the Company has not adopted a formal plan of liquidation, it is anticipated that the Company will be dissolved and all of its remaining assets will be liquidated following the completion of the proposed Nextel transaction. The reorganization agreement is subject to the approval of the Company's shareholders and the satisfaction of customary closing conditions contained in the acquisition agreement, including the approval of the Company's shareholders and the receipt of all necessary regulatory approvals.(8)


----------
(8) Source:  Chadmoore SEC Form 10-KSB filed April 2, 2001.

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

                                     TABLE 1

                            CHADMOORE WIRELESS, INC.
                           800 MHz SMR LICENSE SUMMARY
                               as of June 30, 2001

              =============================================
               STATE    MARKETS    LICENSES     CHANNELS
              =============================================
              AL                4          35           48
              AR                8          38          139
              AZ                3           5           36
              CA                4          13           62
              CO                3           9           39
              CT                1           1            5
              FL                6          22           43
              GA                3          16           24
              HI                2          10           80
              IA                8          20          106
              ID                1           1            5
              IL                8          58          309
              IN                3          13           53
              KY                4          14           75
              LA                6          62          203
              MD                2           2           10
              ME                3           9           94
              MI                6          36          122
              MN                6          14           88
              MO                4          11           83
              MS                3          11           35
              MT                6          78          365
              NC               10          40           71
              ND                3          29          141
              NE                2          13           60
              NH                1           1            3
              NJ                2           2           10
              NM                5          21          145
              NV                1           5           25
              NY                7          30          112
              OH                3           7           29
              OR                1           4            7
              PA                5          31          115
              PR                1           5           23
              SC                6          35           81
              SD                2          24          116
              TN                8          56          174
              TX               15          76          326
              VA                8          43          114
              VI                1          22          100
              WI                9          89          184
              WV                3          12           85

              ---------------------------------------------
       TOTALS 42              187       1,023        3,945
              ---------------------------------------------



                                       33
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                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

Summary tables showing Chadmoore's historical income statements, balance sheets, and cash flow statements are shown in Tables 2, 3, and 4, respectively. The tables cover the years 1996 - 2000.

Chadmoore generates revenue primarily from monthly billing for dispatch services on a per unit (radio) basis. In selected markets, additional revenue is generated from telephone interconnect service based on airtime charges (see service revenues, Table 2). In the case of the Memphis and Little Rock markets (in which direct rather than indirect distribution is used), Chadmoore also generates revenue from the sale of radio equipment, installation, and equipment service (see Equipment sales and maintenance revenue, Table 2).

Revenue growth has been substantial since 1996, averaging over 86% a year during the four-year period. At the same time direct costs have generally declined as a proportion of revenue, resulting in gross profit margins rising from just under 53% in 1996 to nearly 70% in 2000. General and administrative expenses, however, have risen even faster than sales, causing Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) to fall. The company has never had a positive EBITDA, and for 2000 the EBITDA margin was minus 102%. The year-by year trend in these operating results is shown on the chart below.


                   [CHADMOORE ANNUAL OPERATING RESULTS CHART]


According to the Independent Auditor's report in Chadmoore's latest SEC Form 10-KSB, the company's continuing large operating losses "raise substantial doubt about the company's ability to continue as a going concern." In response, Chadmoore states that it expects the pending acquisition by Nextel to result in the dissolution of the company and liquidation of its assets. In the event that the acquisition does not take place, the company will have to either attempt to obtain additional capital in order to pay off its debts and resume business operations or locate another purchaser of its assets or acquisition partner.








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                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------


The balance sheets for Chadmoore (Table 3) show asset expansion that would be expected given the revenue growth shown on the income statements, except for a decrease in assets in the year 2000. The decrease was due primarily to a $5 million drop each in cash balances and intangible asset values. The cash was used to fund continuing operating losses, and the intangibles were written down to account for the recognition that the Company's Goodman-Chan licenses would probably never be able to be put to use. On the liability and equity side of the balance sheet, growth in current liabilities has outpaced that of current assets, so the Company's net working capital, negative to begin with, has fallen even further. As of December 31, 2000, Chadmoore's net working capital balance was negative $16 million. Overall at the end of 2000, Chadmoore was financing 89% of its assets with long-term debt, 11% from short-term sources, 7% from preferred and other sources, and negative 6% with common equity.

Chadmoore's Cash Flow statements for 1996 - 2000 (Table 4) show that the company's biggest source of cash during each period has been the infusion of long-term capital. New long-term debt provided $7.2 million, $2.2 million, $2.7 million, $26.6 million, and $11.3 million in 1996, 1997, 1998, 1999, and 2000, respectively, and equity security issues provided $4.2 million, $1.6 million, and $7.5 million in 1996, 1997, and 1998, respectively. The cash was used primarily to buy equipment, acquire assets from other companies, and to finance operating losses.









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                                       35

                                     TABLE 2

                            CHADMOORE WIRELESS, INC.
                          HISTORICAL INCOME STATEMENTS

                                         ==========================================================================================

                                                                                YEARS ENDED DEC 31

                                                     2000                1999             1998           1997             1996

                                         ========================================--================================================
REVENUES:
  Service revenues                                $6,789,000         $5,059,000       $2,318,700        $747,335        $564,550
  Equipment sales & maintenance                      586,000          1,015,000          829,968       1,152,832       1,151,564
                                                     -------          ---------          -------       ---------       ---------
TOTAL REVENUE                                     $7,375,000         $6,074,000       $3,148,668      $1,900,167      $1,716,114

COST OF REVENUES:
  Cost of service revenue                         $1,954,000         $1,387,000         $635,388        $323,028
  Cost of equipment sales & maint.                   287,000            582,000          461,098         630,480
                                                     -------            -------          -------         -------
TOTAL COST OF REVENUES                            $2,241,000         $1,969,000       $1,096,486        $953,508        $813,398

GROSS PROFIT                                      $5,134,000         $4,105,000       $2,052,182        $946,659        $902,716

GROSS PROFIT MARGIN                                     69.6%              67.6%            65.2%           49.8%           52.6%

OPERATING EXPENSES:
  General & Administrative                        12,650,000         10,165,000        7,909,222       6,729,585       7,103,984
                                                  ----------         ----------        ---------       ---------       ---------
OPERATING EXPENSES TOTAL(1)                      $12,650,000        $10,165,000       $7,909,222      $6,729,585      $7,103,984

EBITDA                                           ($7,516,000)       ($6,060,000)     ($5,857,040)    ($5,782,926)    ($6,201,268)

EBITDA MARGIN                                         -101.9%             -99.8%          -186.0%         -304.3%         -361.4%

OTHER INCOME (EXPENSES):
  Depreciation & amortization                    ($2,306,000)       ($2,033,000)     ($1,233,359)      ($687,679)      ($379,247)
  Minority interest in earnings                     (275,000)          (251,000)         (96,618)         19,366
  Interest expense (net)                          (4,959,000)        (3,598,000)      (1,681,652)     (1,237,923)       (266,736)
  Standstill agreement expense                                                          (182,914)
  Gain (loss) on settlement of debt                                    (195,000)                         839,952          47,450
  Gain on sale of intangible assets                  124,000            374,000          730,425
  Write down of assets to fair value(2)           (5,472,000)                                         (7,610,430)
  Cost of settlement on license dispute                                                                 (143,625)
  Other, net                                                                                             (76,021)        (26,449)
NET INCOME                                      ($20,404,000)      ($11,763,000)     ($8,321,158)   ($14,679,286)    ($6,826,250)
                                                =============      =============     ============   =============    ============

NET PROFIT MARGIN                                       -277%              -194%            -264%           -773%           -398%


(1)  Not including depreciation and amortization
(2)  Management agreements and licenses, and investment in JJ&D LLC.

Source: Chadmoore Wireless Group SEC Forms 10KSB.

                                     TABLE 3

                            CHADMOORE WIRELESS, INC.
                            HISTORICAL BALANCE SHEETS


                                                 ==================================================================================

                                                      DEC 31            DEC 31          DEC 31           DEC 31           DEC 31
                                                       2000              1999            1998             1997             1996

                                                 ==================================================================================

ASSETS
------
Cash and equivalents                                    $108,000       $5,603,000        $578,677         $959,390      $1,463,300
Accounts receivable                                    1,097,000        1,090,000         582,817          265,935         266,520
Other receivables                                        188,000          266,000         136,288           99,223
Inventory                                                496,000          532,000         169,520           89,133         197,476
Deposits and prepaids                                     45,000           18,000         134,228          130,858         238,207
                                                 ---------------   --------------  --------------   --------------  --------------
Total current assets                                  $1,934,000       $7,509,000      $1,601,530       $1,544,539      $2,165,503

Property & equipment, net                            $12,938,000      $14,188,000     $12,681,753       $5,809,168      $3,164,098
Intangible assets, net                                33,963,000       38,816,000      41,118,012       34,620,880      37,742,032
Other Assets                                           2,909,000        1,707,000         119,166           32,928          55,994
                                                 ---------------   --------------  --------------   --------------  --------------

TOTAL ASSETS                                         $51,744,000      $62,220,000     $55,520,461      $42,007,515     $43,127,627
                                                     ===========      ===========     ===========      ===========     ===========

LIABILITIES AND STOCKHOLDERS EQUITY
-----------------------------------
Accounts payable and accruals                         $4,552,000       $2,744,000      $6,807,158       $2,795,140        $329,122
Current maturities of long-term debt                  12,445,000       11,134,000       8,255,174        2,638,414         247,366
License option commission payable-current                                               3,412,000        3,412,000         524,800
Unearned revenue                                         876,000          813,000         506,056          107,057
Other current liabilities                                 33,000           70,000         707,039          131,273         113,956
                                                 ---------------   --------------  --------------   --------------  --------------
Total current liabilities                            $17,906,000      $14,761,000     $19,687,427       $9,083,884      $1,215,244

Long-term debt                                       $33,771,000      $29,288,000      $8,152,589       $4,614,157      $2,500,141
Other liabilities                                                                                                          840,762
License option commission payable-non-current
Minority interests                                     1,171,000          717,000         533,690          352,142
Preferred stock                                        2,201,000        1,507,000         975,016              219
Common stock                                              46,000           41,000          36,504           21,164          17,824
Additional paid-in capital                            69,539,000       68,391,000      66,856,832       60,336,388      53,240,326
Retained earnings                                    (72,890,000)     (52,485,000)    (40,721,597)     (32,400,439)    (14,686,670)
                                                 ---------------   --------------  --------------   --------------  --------------

 TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY          $51,744,000      $62,220,000     $55,520,461      $42,007,515     $43,127,627
                                                     ===========      ===========     ===========      ===========     ===========


Source: Chadmoore Wireless Group SEC Forms 10-10KSB.

                                     TABLE 4

                            CHADMOORE WIRELESS, INC.
                         HISTORICAL CASH FLOW STATEMENTS


                                                               ==================================================

                                                                                 YEARS ENDED DEC 31

                                                                        2000             1999           1998

                                                               ==================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (loss)                                                 ($20,404,000)    ($11,763,000)   ($8,321,158)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
         Depreciation and amortization                                 2,306,000        2,033,000      1,233,359
         Minority interest                                               275,000          251,000         96,618
         Amortization of debt discount                                 1,729,000        1,948,000      1,265,227
         Write down of assets to estimated fair value
         Other adjustments                                             7,024,000           65,000        263,235
         Changes in current assets and liabilities:
             Accounts receivable                                          71,000         (502,000)      (321,501)
             Inventory                                                    35,000         (362,000)       (80,387)
             Deposits and prepaids                                        44,000           60,000         52,116
             Unearned revenues                                            63,000          307,000        398,999
             Accounts payable and accruals                               933,000       (2,609,000)     4,267,997
             Other current liabilities                                                      4,000        670,323
                                                               --------------------------------------------------
                 NET CASH PROVIDED BY OPERATING ACTIVITIES           ($7,924,000)    ($10,568,000)     ($475,172)

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of property and equipment                                ($516,000)     ($3,161,000)   ($7,364,520)
    Purchases of licenses and rights                                    (208,000)        (268,000)      (224,448)
    Acquisitions
    Proceeeds from disposition of assets                                 (16,000)                        536,547
    Changes in other assets                                               (3,000)                         16,597
                                                               --------------------------------------------------
                 NET CASH PROVIDED BY INVESTING ACTIVITIES             ($743,000)     ($3,429,000)   ($7,035,824)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of equity securities                                                       $7,500,000
    Proceeds from issuance of long-term debt                          11,361,000       26,596,000      2,754,325
    Proceeds from exercise of options                                    494,000
    Debt and Equity issuance costs                                      (324,000)      (1,885,000)    (1,112,030)
    Payments of long-term debt                                        (8,141,000)      (5,616,000)    (2,012,012)
    Payments of minority interest                                       (218,000)         (74,000)
                                                               --------------------------------------------------
               NET CASH USED IN FINANCING ACTIVITIES                  $3,172,000      $19,021,000     $7,130,283

               NET INCREASE IN CASH                                  ($5,495,000)      $5,024,000      ($380,713)

CASH AT THE BEGINNING OF THE PERIOD                                   $5,603,000         $578,677       $959,390

CASH AT THE END OF THE PERIOD                                           $108,000       $5,603,000       $578,677
                                                               ==================================================

                                                               ==================================

                                                                         YEARS ENDED DEC 31

                                                                      1997               1996

                                                               ==================================
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (loss)                                              ($14,679,286)       ($6,826,250)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
         Depreciation and amortization                                687,679            379,247
         Minority interest                                            (19,366)
         Amortization of debt discount                                168,410             98,102
         Write down of assets to estimated fair value               7,610,430
         Other adjustments                                            863,909          1,184,941
         Changes in current assets and liabilities:
             Accounts receivable                                     (143,638)           (98,057)
             Inventory                                                108,343           (119,495)
             Deposits and prepaids                                    (82,241)           (13,589)
             Unearned revenues                                        107,057
             Accounts payable and accruals                          1,942,328            (30,710)
             Other current liabilities                                399,331            441,673
                                                               ----------------------------------
                 NET CASH PROVIDED BY OPERATING ACTIVITIES        ($3,037,044)       ($4,984,138)

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of property and equipment                           ($1,885,223)       ($2,186,520)
    Purchases of licenses and rights                                 (211,550)          (775,545)
    Acquisitions                                                                      (4,049,101)
    Proceeeds from disposition of assets                            1,327,841
    Changes in other assets                                           (11,123)
                                                               ----------------------------------
                 NET CASH PROVIDED BY INVESTING ACTIVITIES          ($780,055)       ($7,011,166)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of equity securities                    $1,575,188         $4,218,648
    Proceeds from issuance of long-term debt                        2,178,666          7,180,000
    Proceeds from exercise of options                                                  2,097,757
    Debt and Equity issuance costs
    Payments of long-term debt                                       (440,665)          (225,830)
    Payments of minority interest
                                                               ----------------------------------
               NET CASH USED IN FINANCING ACTIVITIES               $3,313,189        $13,270,575

               NET INCREASE IN CASH                                 ($503,910)        $1,275,271

CASH AT THE BEGINNING OF THE PERIOD                                $1,463,300           $188,029

CASH AT THE END OF THE PERIOD                                        $959,390         $1,463,300
                                                               ==================================


Source: Chadmoore Wireless Group SEC Forms 10-QSB and 10KSB.

                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------




                                   VALUATION

                                    ANALYSES








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                                       39

                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------



                               VALUATION ANALYSES

        Note: All license information in these valuations was provided by Chadmoore Wireless Group. BIA did not take any steps to verify the accuracy of the information provided.

BIA has been retained by Chadmoore Wireless, Inc. to perform the following valuation analyses:

        - Fair Market Valuation, in an orderly liquidation, of the 800 MHz SMR licenses of Chadmoore Wireless Group, Inc., as of June 30, 2001.

        - Fair Market Valuation, in an orderly liquidation, of the 900 MHz SMR licenses of Chadmoore Wireless Group, Inc., as of June 30, 2001.

        - Fair Market Valuation, in an orderly liquidation, of selected tangible assets of Chadmoore Wireless Group, Inc., as of June 30, 2001.

        Note: BIA has valued the 800 MHz and 900 MHz licenses and the tangible assets outlined in this report. The estimated value of the assets is not related to the proposed deal with Nextel and may vary significantly from the proposed value in the deal.


The three valuation analyses are presented in turn in the sections that follow.



            VALUATION OF 800 MHz SMR LICENSES IN ORDERLY LIQUIDATION

We used two separate market approaches to estimate the orderly liquidation value of the 800 MHz licenses owned by Chadmoore as of June 30, 2001(9): (1) a regression analysis in which FCC auction data was used to refine market estimates including the 800 MHz auction in September 2000, and (2) observation of market transactions involving other licenses that was used to infer a market price for Chadmoore's 800 MHz licenses. The two approaches are discussed in turn in the following paragraphs.






-----------------------------

(6) BIA has not independently verified the number of 800 MHz licenses or the number of channels owned by Chadmoore

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

                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------



REGRESSION BASED ANALYSIS


RECENT SMR AUCTIONS


The 800 MHz SMR General Category Service auction began August 16, 2000 and closed after round 76 on September 1, 2000. This auction yielded net high bids of $319,451,810 to the US government. The average price per channel was $93,667 and median price per channel was $21,950. The average price per channel per pop was $0.084 and the median was $0.032.(10)

The licenses sold at the auction where similar to the majority of Chadmoore's 800 MHz licenses in channel widths. The main differentiator, however, is that the licenses in the auction were encumbered. Those purchasing the licenses had to respect those SMR providers already licensed to operate in the service area.

In order to develop comparisons from the SMR auctions, we first attempted to determine the number of channels that were free (or unencumbered) in each of the 175 economic areas (EAs). Relying on data provided by an independent contractor as to the encumbrance in the major cities of each EA, we extrapolated the number of free channel in each EA. Along with this data and the auction results, we compiled approximately one hundred various socio-economic and demographic data points for each EA and subjected the data to regression analysis(11). BIA ran several regression analyses and the regressions were inconclusive.

BIA also performed regressions on the 900 MHz auctions. The regression analysis was based on Metropolitan and Rural Statistical Areas (MSA's and RSA's), with some adjustments. While SMR licenses were not historically granted based on any set market designation, after mapping and comparing Chadmoore's license contours with several market designations, we determined that Metropolitan and Rural Statistical Areas (MSA's and RSA's) would most accurately serve as our market designation.

After performing both analyses, we chose to rely on the results of the 900 MHz auction as opposed to the recent 800 MHz auction to estimate the variance in channel prices within a defined market size. Details on the regression analysis of the 900 MHz auction is outlined below. The major reasons for this are as follows:

------------------
(10) BIA also analyzed the November 800 MHz auction of upper spectrum of noncontiguous channels, however, the auction results where deemed inconclusive and non comparable to Chadmoore's licenses.

(11) From this data set, BIA excluded all markets where there were no unencumbered channels available at auction.



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

                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------


        - While both the 800 MHz auctions and the 900 MHz auctions were auctioning spectrum encumbered by existing SMR providers, the degree of encumbrance in the 800 MHz auctions was practically impossible to determine. This was not the case with the 900 MHz auctions.

        - The "encumberers" on the 800 MHz spectrum can be mandatorily "re-tuned" to a "comparable" frequency, with the auction winner paying the whole cost of re-tuning. This was not the case in the 900 MHz auction. The cost of re-tuning the "encumberers" is undeterminable, and this cost would theoretically have to be added to the price paid during the 800 MHz auction to determine the "true" price paid.

        - The 900 MHz auction can more readily be looked at in terms of MSA's and RSA's which gives better demographic predictors than using the larger EA's data. The 800 MHz regression was based on large EA pop counts and demographics, which are not necessarily indicative of the licenses' coverage areas.

Therefore, the 800 MHz auction, without these key pieces of information, would not be a strong predictor of the distribution in value. We therefore used the 800 MHz auction solely to generate data points for this approach as explained below.

Based on our industry knowledge, the September 800 MHz auction, and knowledge of similar transactions, we divided the list of markets into seven general value categories and applied a range of values per license to each category of markets. With these categories in place, we then performed extensive regression analysis on the 900 MHz SMR auction results, which concluded in April 1996, and on the 800 MHz SMR auction results, which concluded in September 2000. We evaluated approximately one hundred socio-economic and demographic variables in this multiple regression analysis. The results of the regression analysis were then used to determine the distribution of values per market within each category. The regression predicts, in essence, how much the value per channel would vary within each category of markets. As mentioned above, the 800 MHz auction was inconclusive and was therefore used only to establish the seven categories and channel median data points for these categories.





OVERVIEW OF THE REGRESSION ANALYSIS ON THE 900 MHz AUCTION

Licenses in the 900 MHz auction were auctioned for 20, 10-channel blocks in each of the 51 MTAs. In


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

                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------


many frequency blocks, licenses had already been granted in prior years. Consequently, the various frequency blocks could be sub-divided between encumbered and unencumbered markets, i.e., markets with existing and no existing operators, respectively.

Our rationale for using 900 MHz auctions as a proxy for valuing 800 MHz Specialized Mobile Radio channels is as follows:

        - Propagation characteristics, infrastructure cost, subscriber equipment cost, revenues and expenses, are roughly similar for both 800 and 900 MHz SMR operators. In general, where differences exist, they favor the 800 MHz operator.

        - We presume that rational bidders in the auction have evaluated all the economic and socio-demographic variables of the markets of interest to them.

        - Rational bidders have expertise in the industry, or specialized applications that are well suited for delivery by the spectrum.

        - Rational bidders have conducted exhaustive financial analysis to determine maximum bid prices. Discounted cash flow analyses have been prepared, using reasonable expectations about penetration, subscribers, market share, revenues, operational expense, and capital infrastructure cost. The resulting yearly incremental cash flows and a terminal value -- computed either by presuming a sale or by using a perpetuity -- are discounted to present dollars using the bidder's weighted average cost of capital. The resulting value represents the maximum amount that can be paid and still generate acceptable investment returns.

It was our original intention to regress the results of the entire auction. This was theoretically possible since the FCC had supposedly determined the degree of encumbrance(12) in those frequency blocks with existing operators. Up-front payments, degree of allowed participation and activity measures were supposedly scaled to reflect the reduced value of encumbered licenses. Closer examination of the auction results suggested that the Commission's estimation of the degree of encumbrance was either flawed or, in the alternative, beyond a certain minimum degree of encumbrance, the market was no longer considered valuable or viable by bidders. Therefore, we chose to analyze the auction results using only unencumbered data.



---------------------
(12) If a market has 1000 persons, and existing operators serve 50% of the market and may not be interfered with, the remainder, 50%, is left for the bidder.



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

                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------


To help develop a predictive model, data from the 900 MHz SMR MTA auctions and data from the corresponding MTAs was compiled. The data from the SMR auctions was taken from the FCC and the MSA socioeconomic and demographic data was taken from the Market Statistics Survey of Buying Power Database. Data from the encumbered blocks was excluded since, as previously discussed, any prices paid for the encumbered blocks would have to be adjusted by the amount of encumbrance and also possibly the company doing the encumbering.

Given that only the unencumbered licenses were chosen, and that many MTAs had more than one unencumbered license, it was determined that the average price paid for the unencumbered licenses in every MTA would be taken as the price data point.(13) One price data point from all MTA blocks was then linearly regressed on socioeconomic and demographic data for the corresponding MTA.


OTHER MARKET TRANSACTIONS

The prices paid for 800 MHz SMR channels have varied significantly in the past, based on the size of the market, population density, coverage area, competition and other factors. The 800 MHz auction from September is the best indicator of current prices per channel because actual transaction data on private sales is not readily available. Some private sales are listed in Table 6. The 800 MHz auction, based on the estimated encumbered licenses in each market yielded an average price per channel of $93,667 and median price per channel of $21,950. The lowest price per channel was well under $1,000 and the highest was above $2.0 million. The median for markets above 1.5 million pops was 173,500, falling to $41,333 for markets with a population between 1.0 and 1.5 million. Utilizing data points from the 800 MHz auction, actual transactions, and our general knowledge of SMR pricing as well as the current state of the SMR industry, we established categories of pricing based on population size. For example, we estimate channels in markets such as Minneapolis, St. Louis, Kansas City, Milwaukee would have values in the $112,342 to $151,992 range while markets such as Nashville, Memphis, etc. would be in the $26,763 to $36,209 range. The next smaller tier of markets are estimated to have channel values in the $19,539 to $26,435 range, followed by tiers of $11,304 to $15,294; and so on to a minimum of $2,266 per channel in the smaller markets.



--------------------------------------------------------------------------------

(13) The average price was chosen, instead of all prices for all unencumbered blocks as individual data points, since those markets that had more unencumbered blocks would carry a disproportionate weight on the data set.


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

                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------


CONCLUSIONS

The results of the 900 MHz regression analysis were then combined with our market categorizations based on the 800 MHz auction in September 2000, to help determine variance within each category on a per channel basis (See Table 5). A higher regression value would place the channel for that market at the higher end of the estimated value range, while a lower regression value would result in an assigned value at the lower end. The resulting per channel valuation was then multiplied by the number of channels in any given market and then summed to determine a final value for the licenses.

Based on our analysis, the highest value per channel value was Milwaukee at $151,992 per channel. The highest aggregate values were Milwaukee at $5.17 million for all 34 channels and Memphis, TN with a value of $3.3 million for the 101 channels. Summing the market values, the resulting value for the Chadmoore's 800 MHz licenses is estimated to be $36,455,015, rounded to 36.5 MILLION.



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                                       45

                                     TABLE 5

                                                                                                         Regression
                                                                                                           Adjusted
                                          MSA/RSA        MSA/RSA  Number of                               Value Per
MSA/RSA Market Name                      Market #    Population*   Channels   Low Range    High Range       Channel    Total Value
-----------------------------------------------------------------------------------------------------------------------------------
Minneapolis-St. Paul, MN-WI                    15      2,750,900          2     112,342       151,992       144,965        289,931
St. Louis, MO-IL                               11      2,495,300          1     112,342       151,992       132,279        132,279
Kansas City, MO-KS                             24      1,614,000          4     112,342       151,992       133,801        535,202
Milwaukee, WI                                  21      1,509,600         34     112,342       151,992       151,992      5,167,733

Nashville-Davidson, TN                         46      1,180,700         22      26,763        36,209        30,781        677,178
Hartford-New Britain-Bristol, CT               32      1,118,900          5      26,763        36,209        34,961        174,803
Jacksonville, FL                               51      1,103,500         15      26,763        36,209        31,200        467,994
Memphis, TN-AR-MS                              36      1,081,100        101      26,763        36,209        32,723      3,305,069
Austin, TX                                     75      1,062,300         20      26,763        36,209        33,273        665,467
Greensboro-Winston Salem-High Point, NC        47      1,030,800          6      26,763        36,209        30,474        182,845
Norfolk-Virginia Beach-Portsmouth, VA-NC       43      1,023,500         18      26,763        36,209        36,209        651,765

Charlotte-Gastonia, NC                         61        960,400         22      19,539        26,435        26,435        581,575
Louisville, KY-IN                              37        952,700          4      19,539        26,435        25,850        103,399
Birmingham, AL                                 41        943,700          9      19,539        26,435        22,186        199,677
Raleigh-Durham, NC                             71        912,200         14      19,539        26,435        26,421        369,897
Tucson, AZ                                     77        855,300          3      19,539        26,435        20,756         62,267
Richmond, VA                                   59        846,900         30      19,539        26,435        23,636        709,073
Grand Rapids, MI                               64        786,600         45      19,539        26,435        25,380      1,142,089
Greenville-Spartanburg, SC                     67        721,200         19      19,539        26,435        22,971        436,444
Omaha, NE-IA                                   65        658,400         51      19,539        26,435        23,848      1,216,235
Syracuse, NY                                   53        650,100         12      19,539        26,435        22,008        264,093
Northeast Pennsylvania, PA                     56        647,200          5      19,539        26,435        22,168        110,841
Albuquerque, NM                                86        615,200         15      19,539        26,435        20,914        313,704

Baton Rouge, LA                                80        585,400         27      11,304        15,294        14,489        391,200
Knoxville, TN                                  79        569,800         19      11,304        15,294        13,983        265,682
Little Rock-North Little Rock, AR              92        564,300         40      11,304        15,294        13,003        520,130
Charleston-North Charleston, SC                90        561,500         29      11,304        15,294        13,458        390,274
Mobile, AL                                     83        537,800         12      11,304        15,294        12,832        153,985
Columbia, SC                                   95        518,300          5      11,304        15,294        14,408         72,042
Lansing-East Lansing, MI                       78        516,000          3      11,304        15,294        13,285         39,855
Harrisburg, PA                                 84        498,600         11      11,304        15,294        13,580        149,381
Youngstown-Warren, OH                          66        474,700          5      11,304        15,294        14,409         72,045
New York-3                                    561        473,000          6      11,304        15,294        11,849         71,096
Johnson City-Kingsport-Bristol, TN-VA          85        465,700         14      11,304        15,294        12,408        173,706
Chattanooga, TN                                88        464,800          4      11,304        15,294        12,969         51,878
Fort Wayne, IN                                 96        448,800         34      11,304        15,294        13,122        446,152
Des Moines, IA                                102        447,500         11      11,304        15,294        13,545        148,999
Augusta, GA-SC                                108        441,400         10      11,304        15,294        13,182        131,819
Jackson, MS                                   106        436,600         18      11,304        15,294        12,906        232,314
Huntsville, AL                                120        425,600         11      11,304        15,294        13,045        143,491
Fort Myers, FL                                164        421,400         17      11,304        15,294        15,294        259,995
Madison, WI                                   113        418,300          6      11,304        15,294        14,312         85,873
Pensacola, FL                                 127        417,500          5      11,304        15,294        13,261         66,306
Santa Barbara-Santa Maria-Lompoc, CA          124        413,000          5      11,304        15,294        12,597         62,986
Saginaw-Bay City-Midland, MI                   94        400,100         51      11,304        15,294        12,990        662,515

Lexington-Fayette, KY                         116        394,400          6       6,475         8,760         6,929         41,576
Corpus Christi, TX                            112        385,300         44       6,475         8,760         6,871        302,342
Beaumont-Port Arthur, TX                      101        380,800         10       6,475         8,760         6,730         67,298
Shreveport, LA                                100        378,100         68       6,475         8,760         6,713        456,508
New York-5                                    563        375,200          9       6,475         8,760         6,582         59,235
Manchester-Nashua, NH                         133        372,100          3       6,475         8,760         7,183         21,548
Tennessee-5                                   647        362,500         15       6,475         8,760         6,554         98,316
Davenport-Rock Island-Moline, IA-IL            98        359,800         60       6,475         8,760         6,794        407,666
Appleton-Oshkosh-Neenah, WI                   125        356,300          5       6,475         8,760         6,894         34,468
New York-4                                    562        351,200         40       6,475         8,760         6,638        265,531
Peoria, IL                                    103        345,600         67       6,475         8,760         6,756        452,637
Atlantic City, NJ                             134        338,700          6       6,475         8,760         7,100         42,602
Trenton, NJ                                   121        337,600          4       6,475         8,760         8,760         35,041
Kentucky-3                                    445        328,100         60       6,475         8,760         6,575        394,484

                                                                                                         Regression
                                                                                                           Adjusted
                                       MSA/RSA        MSA/RSA    Number of                                Value Per
MSA/RSA Market Name                   Market #    Population*     Channels      Low Range  High Range       Channel   Total Value
-----------------------------------------------------------------------------------------------------------------------------------
Reno, NV                                   171        327,400           25          6,475       8,760         6,580       164,501
Macon-Warner-Robins, GA                    138        323,900            9          6,475       8,760         6,813        61,314
Montgomery, AL                             139        323,300           16          6,475       8,760         6,730       107,683
Eugene-Springfield, OR                     135        318,200            7          6,475       8,760         6,602        46,217
Colorado-3                                 350        313,900           38          6,475       8,760         6,541       248,554
Tallahassee, FL                            168        313,100            6          6,475       8,760         6,779        40,673
Huntington-Ashland, WV-KY-OH               110        311,100            6          6,475       8,760         6,662        39,974
Rockford, IL                               131        308,500           21          6,475       8,760         7,069       148,439
Kalamazoo, MI                              132        308,100           11          6,475       8,760         6,885        75,733
South Bend-Mishawaka, IN                   129        305,400            7          6,475       8,760         6,983        48,884
Texas-11                                   662        295,400           40          6,475       8,760         6,541       261,660
Portland, ME                               152        295,300           32          6,475       8,760         6,913       221,209
Savannah, GA                               155        292,300            3          6,475       8,760         6,821        20,462
Binghamton, NY                             122        290,000           13          6,475       8,760         6,673        86,746
Fayetteville-Springdale, AR                182        285,700           10          6,475       8,760         6,748        67,475
Arizona-2                                  319        282,700           33          6,475       8,760         6,494       214,304
New Mexico-1                               553        271,000           16          6,475       8,760         6,527       104,434
South Carolina-5                           629        268,900           20          6,475       8,760         6,654       133,070
Minnesota-6                                487        262,200            9          6,475       8,760         6,515        58,636
Ohio-2                                     586        260,100           12          6,475       8,760         6,691        80,297
Ohio-7                                     591        259,200           12          6,475       8,760         6,598        79,171
Idaho-1                                    388        259,100            5          6,475       8,760         6,518        32,589
Illinois-2                                 395        257,200            6          6,475       8,760         6,537        39,221
Charleston, WV                             140        252,300            8          6,475       8,760         6,749        53,993

New York-1                                 559        249,400           20          4,856       6,570         5,057       101,140
New Mexico-6                               558        241,200          114          4,856       6,570         4,887       557,127
Lincoln, NE                                172        238,800            9          4,856       6,570         6,047        54,422
Roanoke, VA                                157        236,800            3          4,856       6,570         5,582        16,746
Biloxi-Gulfport, MS                        173        236,300            1          4,856       6,570         5,496         5,496
Wisconsin-8                                715        236,000           55          4,856       6,570         5,024       276,294
Lafayette, LA                              174        235,900           30          4,856       6,570         5,831       174,926
Lubbock, TX                                161        235,500           30          4,856       6,570         5,852       175,548
North Carolina-11                          575        234,300            3          4,856       6,570         5,179        15,537
Johnstown, PA                              143        232,900           34          4,856       6,570         5,277       179,412
St. Cloud, MN                              198        230,600           38          4,856       6,570         5,388       204,737
Mayaguez, PR                               169        226,345           23          4,856       6,570         5,552       127,697
Wilmington, NC                             218        224,000            6          4,856       6,570         5,716        34,298
Green Bay, WI                              186        223,800           33          4,856       6,570         6,570       216,819
Clarksville-Hopkinsville, TN-KY            209        223,000            5          4,856       6,570         5,571        27,853
Asheville, NC                              183        215,600           11          4,856       6,570         5,614        61,752
California-1                               336        215,000           37          4,856       6,570         4,914       181,830
Illinois-4                                 397        214,800            5          4,856       6,570         5,002        25,009
Pennsylvania-7                             618        214,100            5          4,856       6,570         5,143        25,715
Virginia-3                                 683        206,600            5          4,856       6,570         5,206        26,030
Waco, TX                                   194        205,800            1          4,856       6,570         5,642         5,642
Springfield, IL                            176        204,000           78          4,856       6,570         5,516       430,245
Chico, CA                                  215        203,900            5          4,856       6,570         5,360        26,799
Illinois-3                                 396        202,200            1          4,856       6,570         4,993         4,993
Muskegon, MI                               181        194,100           12          4,856       6,570         5,587        67,049
Montana-5                                  527        194,000          158          4,856       6,570         4,950       782,099
South Carolina-8                           632        188,700            2          4,856       6,570         5,150        10,300
Cedar Rapids, IA                           195        186,000            9          4,856       6,570         5,904        53,140
Lake Charles, LA                           197        181,600           25          4,856       6,570         5,511       137,771
Minnesota-7                                488        173,500           25          4,856       6,570         5,014       125,345
Tyler, TX                                  237        170,500           39          4,856       6,570         5,599       218,375
Champaign-Urbana-Rantoul, IL               196        170,300           48          4,856       6,570         5,555       266,631
Redding, CA                                254        167,300           15          4,856       6,570         5,030        75,444
Abilene, TX                                220        159,800           37          4,856       6,570         5,096       188,543
Lynchburg, VA                              203        159,500           17          4,856       6,570         5,289        89,917
Charlottesville, VA                        256        155,000           30          4,856       6,570         5,425       162,743
Iowa-4                                     415        153,400           39          4,856       6,570         5,120       199,688
Wheeling, WV-OH                            178        153,300           71          4,856       6,570         5,412       384,237
Joplin, MO                                 239        150,800           21          4,856       6,570         5,330       111,928

                                                                                                         Regression
                                                                                                           Adjusted
                                       MSA/RSA        MSA/RSA    Number of                                Value Per
MSA/RSA Market Name                   Market #    Population*     Channels      Low Range  High Range       Channel   Total Value
-----------------------------------------------------------------------------------------------------------------------------------
Jacksonville, NC                           258        148,600            2          2,266       3,066         2,803         5,605
Monroe, LA                                 219        148,400           40          2,266       3,066         2,894       115,748
Eau Claire, WI                             232        148,000           60          2,266       3,066         2,516       150,959
Alexandria, LA                             205        146,900           18          2,266       3,066         2,467        44,397
Bloomington-Normal, IL                     250        146,800            7          2,266       3,066         2,635        18,444
Bryan-College Station, TX                  287        145,500           21          2,266       3,066         2,980        62,579
Waterloo-Cedar Falls, IA                   201        143,800           11          2,266       3,066         2,623        28,849
Bangor, ME                                 224        143,600           35          2,266       3,066         2,373        83,069
Hawaii-3                                   387        142,300           40          2,266       3,066         2,364        94,547
Wichita Falls, TX                          233        141,500            4          2,266       3,066         2,465         9,862
Lafayette, IN                              247        141,300           12          2,266       3,066         3,066        36,793
Pueblo, CO                                 241        138,700            1          2,266       3,066         2,425         2,425
Pascagoula, MS                             252        133,000           15          2,266       3,066         2,776        41,646
State College, PA                          259        132,500           20          2,266       3,066         2,595        51,895
Billings, MT                               268        127,800           14          2,266       3,066         2,401        33,615
Hagerstown, MD                             257        127,400            5          2,266       3,066         2,974        14,871
Florence, SC                               264        125,800            8          2,266       3,066         2,685        21,479
Hawaii-2                                   386        122,200           40          2,266       3,066         2,564       102,567
Midland, TX                                295        120,800            9          2,266       3,066         2,614        23,530
Sioux City, IA-NE                          253        120,700            1          2,266       3,066         2,541         2,541
Rochester, MN                              288        120,000           14          2,266       3,066         2,809        39,322
Arkansas-7                                 330        116,800            5          2,266       3,066         2,345        11,725
Williamsport, PA                           251        116,600           40          2,266       3,066         2,488        99,539
Arkansas-5                                 328        115,600            3          2,266       3,066         2,336         7,009
Sheboygan, WI                              277        113,000            9          2,266       3,066         2,835        25,511
Rapid City, SD                             289        110,100          100          2,266       3,066         2,329       232,933
Danville, VA                               262        109,300            9          2,266       3,066         2,520        22,678
Arkansas-6                                 329        107,400            5          2,266       3,066         2,362        11,809
La Crosse, WI                              290        107,100           11          2,266       3,066         2,887        31,752
San Angelo, TX                             294        106,200           40          2,266       3,066         2,449        97,978
Sherman-Denison, TX                        292        104,400           16          2,266       3,066         2,574        41,181
Iowa-16                                    427        103,000            4          2,266       3,066         2,328         9,312
Lewiston-Auburn, ME                        279        102,200           28          2,266       3,066         2,828        79,182
North Dakota-1                             580        101,400           36          2,266       3,066         2,294        82,568
Cumberland, MD-WV                          269         98,700            5          2,266       3,066         2,574        12,870
St. Joseph, MO                             275         97,800           57          2,266       3,066         2,558       145,813
Illinois-5                                 398         96,900           23          2,266       3,066         2,372        54,547
Montana-8                                  530         96,400           91          2,266       3,066         2,305       209,776
Arkansas-2                                 325         95,100            7          2,266       3,066         2,309        16,163
Grand Forks, ND-MN                         276         94,000           15          2,266       3,066         2,345        35,172
Bismarck, ND                               298         92,600           90          2,266       3,066         2,340       210,613
Elmira, NY                                 284         91,900           12          2,266       3,066         2,825        33,895
Virginia-9                                 689         90,200            5          2,266       3,066         2,393        11,966
Virginia-8                                 688         87,200            1          2,266       3,066         2,359         2,359
Victoria, TX                               300         82,200           10          2,266       3,066         2,519        25,192
Pine Bluff, AR                             291         81,000            9          2,266       3,066         2,491        22,419
Great Falls, MT                            297         78,500           40          2,266       3,066         2,340        93,603
Arkansas-9                                 332         67,200           60          2,266       3,066         2,312       138,736
Montana-6                                  528         64,200           57          2,266       3,066         2,279       129,911
Virgin Islands-1                           730         55,622          100          2,266       3,066         2,376       237,568
North Carolina-14                          578         54,800            2          2,266       3,066         2,472         4,944
South Dakota-3                             636         51,800           16          2,266       3,066         2,281        36,498
----------------------------------------------------------------------------------------------------------------------------------
FAIR MARKET VALUE SUMMARY                                                                                            $ 36,455,015



*  1/1/2000 MSA/RSA populations according to Market Statistics.
   These are not necessarily the populations covered by Chadmoore's licenses.

** The value of the licenses in PR and VI were based on the averages of one market above and one market below.

                             VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                   JUNE 30, 2001
--------------------------------------------------------------------------------



ANALYSIS OF MARKET TRANSACTIONS

In an attempt to refine our value estimate, we did further analysis on recent market transactions which had data that was able to be disclosed, involving licenses similar to those held by Chadmoore. Table 6 contains the results of our search.(14) Forty-eight transactions involving SMR licenses were identified and are listed in the Table in three groups. This market transaction analysis attempts to look at the value of the channels as a group and not necessarily isolated by market as was done in the previous analysis.

In doing our analysis, we divided the transactions into a "low channel" group and a "high channel" group. (Transactions with unknown channels per market are also listed for reference). The "low channel" group consists of those transactions in which the target licenses contained 20 or fewer channels per market area. The "high channel" group consists of those transactions in which the target licenses contained more than 20 channels per market. It was necessary to separate the transactions into low channel and high channel categories because of the additional value component associated with having multiple channels in a market. We estimate the size of this "multiple channel premium" to be approximately 45% (See Table 6).

To facilitate comparisons among the transactions, analysts usually calculate a number of "multiples" of price paid to various statistics associated with the assets. In this case we made use of the Price per Pop per Channel multiple, which measures the ratio of price paid to the effective number of Pops covered by each channel obtained. In Table 6, we observe that prices per pop per channel for low channel SMR licenses generally fall in the range of $.02 to $.10, with a median multiple value of $.065. High channel licenses tend to trade in the range of $.04 to $.12, with a median multiple value of $.094.(15)

BIA continued by estimating the number of pops covered by Chadmoore's 800 MHz licenses to be valued in this report. This was done by estimating 40 dBuV/m contours (39 dBuV/m for one UHF station on the list) of all stations to be valued. The population estimate was done using a 1990 census database that is part of the ComStudy 2.2 program produced by RadioSoft. The census data was grown to present time by applying estimated population growth on a state per state basis. To avoid double counting several measures were taken. If one station's contour was completely contained within the contour of another station, the population in the larger contour was counted. If only a portion of two contours overlapped, the population




-----------------------------
(14) It should be noted that many of the transactions in Table 6 were supplied by Chadmoore itself.

(15) The difference between the median multiple for the high channel licenses and the median multiple for the low channel licenses represents the "multiple channel premium," or the additional value component associated with having multiple channels in a market. In this case the size of the premium is 49%.


--------------------------------------------------------------------------------
BIA FINANCIAL NETWORK, INC.

                           VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                 JUNE 30, 2001
-------------------------------------------------------------------------------


would be that contained within the composite 40 dBuV/m contours of both stations (or 3, 4, or more stations, depending on the number of station involved). This procedure should eliminate, to the extent possible, any double counting of population. Based on this analysis we determined the population covered by the Chadmoore's 800 Mhz licenses 40 dBuV/m contours to be 46,372,600. We then examined Chadmoore's 800 MHz licenses and determined that approximately 36.2% (16,790,079) of their licensed area pops were covered by more than 20 channels with the remaining 63.8% covered by 20 or less channels (29,582,521 pops).

To estimate the value of those markets where Chadmoore has more than 20 channels, we first estimated that the average number of channels in these markets was 47.3 and applied the "high channel" multiple of $.094 per pop per channel in these markets. Further multiplying by the estimated 16.8 million pops covered suggests the total value of these valid 800 MHz license channels is $74,548,246.

To estimate the value of those markets where Chadmoore has 20 or less channels, a similar approach was used. We first estimated that the average number of channels in these markets was 8.7 and applied the "low channel" multiple of $.065 per pop per channel in these markets. Further multiplying by the estimated 29.6 million pops covered suggests the total value of these valid 800 MHz license channels is $16,668,195.

Summing the two channel groups results in a value of $91,216,441, rounded to $91.2 MILLION for Chadmoore's 800 MHz licenses subject to this report, as of June 30, 2001.

-------------------------------------------------------------------------------
BIA FINANCIAL NETWORK, INC.

                                   TABLE 6

                              TRANSACTION RECORD
                   SPECIALIZED MOBILE RADIO (SMR) LICENSES

   Ref
   Nr.  Date        Acquirer                                    Target

1.  LOW CHANNELS PER MARKET:
    1 27-Jun-97 Emergency Radio Svc.             10 channels in Muncie, Indiana (Chadmoore)
    2 15-Jul-97 A-Comm & 800 SMR                 20 channels in Benton Harbor, Michigan (Chadmoore)
    3 15-Jul-97 A-Comm & 800 SMR                 20 channels in Cedar Rapids, Iowa (Chadmoore)
    4 15-Jul-97 A-Comm & 800 SMR                 20 channels in Lincoln, Nebraska (Chadmoore)
    5 15-Jul-97 A-Comm & 800 SMR                 20 channels in Shreveport, Louisiana (Chadmoore)
    6 15-Jul-97 A-Comm & 800 SMR                 20 channels in Sioux Falls, South Dakota (Chadmoore)
    7 18-Sep-97 Radio Communications             3 channels in Provo, Utah (Chadmoore)
    8 14-Oct-97 Comm. Equipment                  20 channels in St. Joseph Missouri (Chadmoore)
    9  4-Jun-98 Southern Company                 1 channel in Savannah, GA (Chadmoore)
   10  4-Jun-98 Southern Company                 13 channels in Birmingham, AL (Chadmoore)
   11  4-Jun-98 Southern Company                 16 channels in Montgomery, AL (Chadmoore)
   12  4-Jun-98 Southern Company                 6 channels in Jackson, MS (Chadmoore)
   13  4-Jun-98 Southern Company                 7 channels in Augusta, GA-SC (Chadmoore)
   14 28-Aug-98 G&M Enterprises                  Chadmoore's 5-channel Long Island license
   15 11-Dec-98 Southern Communications          1 channel in Macon-Warner-Robins, GA (Chadmoore)
   16 11-Dec-98 Southern Communications          1 channel in Tuscaloosa, AL (Chadmoore)
   17 11-Dec-98 Southern Communications          11 channels in Montgomery, AL (Chadmoore)
   18 11-Dec-98 Southern Communications          2 channels in Jackson, MS (Chadmoore)
   19 11-Dec-98 Southern Communications          3 channels in Columbus, GA-AL (Chadmoore)
   20 11-Dec-98 Southern Communications          5 channels in Chattanooga, TN (Chadmoore)
   21 11-Dec-98 Southern Communications          5 channels in Huntsville, AL (Chadmoore)
   22 11-Dec-98 Southern Communications          6 channels in Birmingham, AL (Chadmoore)
   23 28-Jul-99 Chadmoore Wireless               16 900 MHz licenses from AWN
   24 22-Nov-99 Chadmoore                        License WPCW917, Beaumont TX (DW Comm.)
   25  2-Dec-99 Nextel                           Airtime Rentals' 800 MHz 10-channel license in NM
   26      1998 unknown                          10 channels in New York, New York
   27 Late 1998 unknown                          10 channels in Birmingham, Alabama
   28 Late 1998 unknown                          15 channels in Memphis, Tennessee
   29 Late 1998 unknown                          20 channels in Memphis, Tennessee
   30 Late 1998 unknown                          8 channels in Charlotte, North Carolina


2.  HIGH CHANNELS PER MARKET:

    1  4-Apr-97 LDC Consulting                    57 channels in Anchorage, Alaska (Chadmoore)
    2  9-Feb-98 Jim Treatch (A-Comm.)             45 channels in Lubbock, Texas (Chadmoore)
    3  1-Sep-98 Chadmoore Wireless                760 SMR channels
    4 12-Feb-99 Nextel                            191 Geotek 900 MHz licenses
    5  7-Mar-00 Nextel                            7 licenses (35 channels) from A Communications
    6 15-Mar-00 Nextel                            Offer for all of Chadmoore's channels
    7 Late 1998 unknown                           24 channels in Memphis, Tennessee
    8 Late 1998 unknown                           50 channels in Green Bay, Wisconsin
    9 Late 1998 unknown                           80 channels in Minneapolis, Minnesota




3.  UNKNOWN CHANNELS PER MARKET (REFERENCE):

    1 15-Jan-98 First Florida Communications      MacMillan Bell Group's Miami 220 MHz license
    2 26-May-98 First Florida Communications      40 MacMillan Bell Grp 220 MHz SMR licenses
    3  1-Feb-99 Nextel Partners                   Nextel licenses for 39 markets
    4  1-May-99 NRTC LLC                          Intek Global's "Phase II" EA licenses in LA
    5  1-Aug-99 Intek Global                      2 nationwide, 7 regional, and 172 EA licenses
    6  1-Nov-99 Greenleaf Technologies            4 licenses in the 220-222 MHz range
    7 21-Aug-00 Nextel                            Chadmoore Wireless Group
    8  4-Oct-00 Nextel Partners                   Licenses for 13 markets (from Nextel)
    9 26-Jan-01 Nextel                            900 MHz licenses from Arch Wireless







                                                  |<--- STATISTICS FOR TARGET --->| |<-------------- MULTIPLES ------------------>|
                                                                                       Channels  Price per   Price per   Price per
   Ref                                                                       Total        per     Channel       Pop      Pop per
   Nr.  Date        Acquirer                          Price         Pops    Channels    Market  (reference) (reference)  Channel

1.  LOW CHANNELS PER MARKET:
    1 27-Jun-97 Emergency Radio Svc.                 $100,000       176,173     10        10     $10,000      $0.568      $0.057
    2 15-Jul-97 A-Comm & 800 SMR                     $198,000        61,369     20        20      $9,900      $3.226      $0.161
    3 15-Jul-97 A-Comm & 800 SMR                     $198,000       214,299     20        20      $9,900      $0.924      $0.046
    4 15-Jul-97 A-Comm & 800 SMR                     $198,000       202,188     20        20      $9,900      $0.979      $0.049
    5 15-Jul-97 A-Comm & 800 SMR                     $198,000       262,629     20        20      $9,900      $0.754      $0.038
    6 15-Jul-97 A-Comm & 800 SMR                     $198,000       103,152     20        20      $9,900      $1.920      $0.096
    7 18-Sep-97 Radio Communications                  $47,499       245,226      3         3     $15,833      $0.194      $0.065
    8 14-Oct-97 Comm. Equipment                       $49,000        84,735     20        20      $2,450      $0.578      $0.029
    9  4-Jun-98 Southern Company                      $14,000       167,707      1         1     $14,000      $0.083      $0.083
   10  4-Jun-98 Southern Company                     $422,500       583,855     13        13     $32,500      $0.724      $0.056
   11  4-Jun-98 Southern Company                     $280,000       220,572     16        16     $17,500      $1.269      $0.079
   12  4-Jun-98 Southern Company                      $84,000       288,641      6         6     $14,000      $0.291      $0.049
   13  4-Jun-98 Southern Company                     $115,111       234,539      7         7     $16,444      $0.491      $0.070
   14 28-Aug-98 G&M Enterprises                      $385,000    12,379,690      5         5     $77,000      $0.031      $0.006
   15 11-Dec-98 Southern Communications               $22,059       341,175      1         1     $22,059      $0.065      $0.065
   16 11-Dec-98 Southern Communications               $22,059        99,393      1         1     $22,059      $0.222      $0.222
   17 11-Dec-98 Southern Communications              $242,647       222,288     11        11     $22,059      $1.092      $0.099
   18 11-Dec-98 Southern Communications               $44,118       290,887      2         2     $22,059      $0.152      $0.076
   19 11-Dec-98 Southern Communications               $66,176       229,042      3         3     $22,059      $0.289      $0.096
   20 11-Dec-98 Southern Communications              $110,294       303,574      5         5     $22,059      $0.363      $0.073
   21 11-Dec-98 Southern Communications              $110,294       251,139      5         5     $22,059      $0.439      $0.088
   22 11-Dec-98 Southern Communications              $132,353       588,398      6         6     $22,059      $0.225      $0.037
   23 28-Jul-99 Chadmoore Wireless                 $1,513,514    18,208,211     80        11     $18,919      $0.083      $0.007
   24 22-Nov-99 Chadmoore                             $55,000       286,213      5         5     $11,000      $0.192      $0.038
   25  2-Dec-99 Nextel                               $500,000       524,913     10        10     $50,000      $0.953      $0.095
   26      1998 unknown                            $3,500,000    12,432,826     10        10    $350,000      $0.282      $0.028
   27 Late 1998 unknown                              $415,000       588,398     10        10     $41,500      $0.705      $0.071
   28 Late 1998 unknown                              $795,000       791,790     15        15     $53,000      $1.004      $0.067
   29 Late 1998 unknown                              $332,000       791,790     20        20     $16,600      $0.419      $0.021
   30 Late 1998 unknown                              $264,000       639,802      8         8     $33,000      $0.413      $0.052

                                                                                     MEDIANS:    $20,489      $0.429      $0.065
2.  HIGH CHANNELS PER MARKET:

    1  4-Apr-97 LDC Consulting                       $712,500       230,625     57        57     $12,500      $3.089      $0.054
    2  9-Feb-98 Jim Treatch (A-Comm.)                $891,000       198,427     45        45     $19,800      $4.490      $0.100
    3  1-Sep-98 Chadmoore Wireless                 $8,727,678                  760        25     $11,484
    4 12-Feb-99 Nextel                           $150,000,000   200,000,000    955        23    $157,068      $0.750      $0.033
    5  7-Mar-00 Nextel                               $350,000                   35        35     $10,000
    6 15-Mar-00 Nextel                           $100,000,000    45,677,011  4,067        23     $24,588      $2.189      $0.094
    7 Late 1998 unknown                            $1,296,000       791,790     24        24     $54,000      $1.637      $0.068
    8 Late 1998 unknown                            $3,125,000       190,632     50        50     $62,500     $16.393      $0.328
    9 Late 1998 unknown                           $10,800,000     2,148,217     80        40    $135,000      $5.027      $0.126

                                                                                     MEDIANS:    $24,588      $3.089      $0.094

                                                                                           MULTIPLE CHANNEL PREMIUM:         45%
3.  UNKNOWN CHANNELS PER MARKET (REFERENCE):

    1 15-Jan-98 First Florida Communications         $500,000
    2 26-May-98 First Florida Communications       $3,710,526
    3  1-Feb-99 Nextel Partners                  $131,000,000    33,000,000                                   $3.970
    4  1-May-99 NRTC LLC                             $105,000
    5  1-Aug-99 Intek Global                      $12,000,000
    6  1-Nov-99 Greenleaf Technologies               $700,000
    7 21-Aug-00 Nextel                           $160,000,000    55,000,000                                   $2.909
    8  4-Oct-00 Nextel Partners                   $36,000,000    10,600,000                                   $3.396
    9 26-Jan-01 Nextel                           $175,000,000   271,000,000                                   $0.646

                                                                                     MEDIANS:                 $3.153

                           VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                 JUNE 30, 2001
-------------------------------------------------------------------------------


RECONCILIATION AND FINAL VALUE CONCLUSION

In conclusion, according to the regression based approach, Chadmoore's 800 MHz licenses are valued at $36.5 million. According to the evidence from somewhat recent market transactions they are worth $91.2 million. Each of these methodologies has particular set of advantages and disadvantages. Since, the regression based approach considers more recent market transactions and is adjusted for economic and socioeconomic data, and the second approach is based on somewhat outdated market transactions that occurred before the general downturn of the wireless and SMR industry in late 2000 and 2001, we weighed the regression approach by 75% and the market transaction approach by 25% resulting in a $50,145,371 value. From this value we subtract 10%, which we estimate as the appropriate discount for a shorter period of time needed under orderly liquidation. The result, which represents our estimate of the fair market value for Chadmoore's 800 MHz licenses as of June 30, 2001, in orderly liquidation, is $45,130,834, or $45.1 MILLION.


           VALUATION OF 900 MHz SMR LICENSES IN ORDERLY LIQUIDATION

On June 1, 1999 Chadmoore acquired from American Wireless Network, Inc., 16 ten-channel 900 MHz wide-area licenses in 7 MTAs. The purchase included 400+ subscribers and the lease of all related equipment for a period of six years. To estimate the orderly liquidation value of these licenses as of June 30, 2001, we turned to four techniques: (1) extrapolation of the April 1996 900 MHz FCC auction results, (2) observation of other market transactions involving 900 MHz licenses, (3) observation of market transactions involving all licenses (800 and 900 MHz), and (4) observation of prices in prior market transactions involving the subject licenses themselves. Each of these approaches is discussed in turn in the following paragraphs.


EXTRAPOLATION OF THE APRIL 1996 900 MHz FCC AUCTION RESULTS.

In the FCC's auction number seven, December 1995 - April 1996, the 900 MHz SMR licenses in the seven MTAs and 16 Blocks in which Chadmoore's holdings are located were sold for a total of $1,545,228 (See Table 7 for details). The average price per Pop per bid, based on the net Pops(16) present in April 1996, was $0.092. Applying this multiple to the current Pops covered of approximately 19.9 million results in a total



-------------------------
(16) Net Pops refers to the number of Pops covered after taking into consideration the degree of encumbrance of the licenses. In this case license KNNY 296 in MTA 28, Block R was 38% encumbered.

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BIA FINANCIAL NETWORK, INC.

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

                           VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                 JUNE 30, 2001
-------------------------------------------------------------------------------

value of the bids today of $1,830,494. Reasoning from this basis suggests that the value of Chadmoore's 16 licenses in the seven MTAs is $1,830,494 as of June 30, 2001.

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BIA FINANCIAL NETWORK, INC.

                                   TABLE 7

                           CHADMOORE WIRELESS, INC.
                         900 MHz SMR LICENSE ANALYSIS
                             AS OF JUNE 30, 2001




--------------------------------------------------------------------------------------------------

                                                                           Current Net
                             MTA # /   Net Bid, Apr  Apr 96 Net  Price per Pops, June    Bid,Value,
          MTA Name            Block        96           Pops       pop        2001       June 2001
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
  New Orleans-Baton Rouge     17 / R      $353,260   4,925,269    $0.072    5,374,196    $385,459
--------------------------------------------------------------------------------------------------
                              17 / I       353,260   4,925,269     0.072    5,374,196     385,459
--------------------------------------------------------------------------------------------------
      Memphis-Jackson         28 / R        35,944   2,134,954     0.017    3,695,835      62,223
--------------------------------------------------------------------------------------------------
                              28 / Q        66,385   3,465,226     0.019    3,695,835      70,803
--------------------------------------------------------------------------------------------------
                              28 / P        73,863   3,465,226     0.021    3,695,835      78,779
--------------------------------------------------------------------------------------------------
         Birmingham           29 / T        75,650   3,244,076     0.023    3,530,271      82,324
--------------------------------------------------------------------------------------------------
                              29 / C        78,200   3,244,076     0.024    3,530,271      85,099
--------------------------------------------------------------------------------------------------
       Oklahoma City          41 / T        38,761   1,877,478     0.021    1,990,889      41,102
--------------------------------------------------------------------------------------------------
                              41 / R        38,761   1,877,478     0.021    1,990,889      41,102
--------------------------------------------------------------------------------------------------
                              41 / M        42,500   1,877,478     0.023    1,990,889      45,067
--------------------------------------------------------------------------------------------------
         Nashville            43 / I       140,250   1,767,391     0.079    2,130,476     169,062
--------------------------------------------------------------------------------------------------
                              43 / A       140,250   1,767,391     0.079    2,130,476     169,062
--------------------------------------------------------------------------------------------------
         Knoxville            44 / Q        34,093   1,721,911     0.020    1,919,047      37,996
--------------------------------------------------------------------------------------------------
                              44 / T        34,093   1,721,911     0.020    1,919,047      37,996
--------------------------------------------------------------------------------------------------
           Tulsa              48 / R        18,283   1,096,396     0.017    1,222,221      20,381
--------------------------------------------------------------------------------------------------
                              48 / N        21,676   1,096,396     0.020    1,222,221      24,163
--------------------------------------------------------------------------------------------------

                                                                                       ----------
           Total                        $1,545,228  16,767,475    $0.092   19,862,935  $1,830,494
                                                                                       ----------

                           VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                 JUNE 30, 2001
-------------------------------------------------------------------------------

OBSERVATION OF OTHER MARKET TRANSACTIONS INVOLVING 900 MHz LICENSES

In February 1999, Nextel offered to purchase 191 10-channel Geotek licenses for $150 million. On a price per pop per channel basis, Nextel's offer equates to $0.033 per pop per channel. Applying this multiple to the approximately
19.9 million pops in the territory covered by the 900 MHz licenses, and given the average number of channels per market for the 900 MHz licenses of 11, suggests the value of Chadmoore's 900 MHz licenses is $7,487,598.

In January 2001, Nextel offered to purchase all of Arch Wireless' 900 MHz licenses for $175 million. On a price per pop basis, Nextel's offer equates to $0.646 per pop. Applying this multiple to the approximately 19.9 million pops in the territory covered by the 900 MHz licenses suggests the value of Chadmoore's 900 MHz licenses as of June 2001 is $12,826,618.


OBSERVATION OF MARKET TRANSACTIONS INVOLVING 800 AND 900 MHz LICENSES

In the previous section of the report, we concluded that the value of Chadmoore's low channel 800 MHz licenses was $.065 per pop per channel. By extension, and given that Chadmoore expects to put the 900 MHz licenses to substantially the same use as the 800 MHz licenses, we might infer that the 900 MHz licenses are worth $.065 per pop per channel as well. This multiple, and the approximately 19.9 million pops in the territory covered by the 900 MHz licenses, suggests that the total fair market value of the 900 MHz licenses is $14,666,834.


PRIOR SALE OF THE SUBJECT LICENSES

On July 6, 1998, American Wireless Network (AWN) purchased seven operating SMR systems from Centennial Communications for $3,035,697. Included in the deal were the 16 licenses that are the subject of this report. BIA estimates the value attributable to the licenses was $1,840,000, or $0.102 per pop. In June 1999 Chadmoore purchased the licenses along with 400+ subscribers from AWN for $1,513,514.(17) According to Chadmoore's CEO, Mr. Robert Moore, the company did not allocate any value to the subscribers, therefore the value attributable to the licenses was $1,513,514, or $0.083 per pop. Applying this multiple to the 19.9 million pops present in June 2001 produces a current value of the licenses of $1,651,058.



---------------------------
(17) BIA estimated value of the transaction based on the terms of the purchase agreement.


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

                           VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                 JUNE 30, 2001
-------------------------------------------------------------------------------


SUMMARY AND CONCLUSION

        Value suggested by extrapolation of 1996 auction results................$1,830,494
        Value suggested by Nextel's purchase of Geotek's licenses...............$7,487,598
        Value suggested by Nextel's purchase of Arch Wireless' licenses .......$12,826,618
        Value suggested by observation of 800 & 900 MHz channel sales..........$14,666,834
        Value suggested by prior sales of the subject licenses..................$1,651,058

Each of the methodologies employed above has its own set of advantages and disadvantages, but some are less reliable predictors than others simply because of the age of the data upon which they are based. The data in the April 1996 auction, for example, is more than five years old, so we are reluctant to put too much weight on it to predict a value for June 2001. Accordingly, to minimize the distortions inherent in any one of the individual approaches, and to mitigate the effects of aged data, we took a weighted average of the five indicators according to the following scheme:

        Value suggested by extrapolation of 1996 auction results.....................10%
        Value suggested by Nextel's purchase of Geotek's licenses ...................20%
        Value suggested by Nextel's purchase of Arch Wireless' licenses .............30%
        Value suggested by observation of 800 & 900 MHz channel sales................15%
        Value suggested by prior sales of the subject licenses.......................25%

This weighting scheme produces a weighted average value of $8,141,344. From this value we subtract 10%, which we estimate as the appropriate discount for a shorter period of time available under orderly liquidation. The result, which represents our estimate of the fair market value in orderly liquidation for Chadmoore's 900 MHz licenses, as of June 30, 2001, is $7,327,210.

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



                           VALUATION OF CHADMOORE LICENSES AND TANGIBLE ASSETS
                                                                 JUNE 30, 2001
-------------------------------------------------------------------------------

                      VALUATION OF SELECTED TANGIBLE ASSETS

At BIA's request, Mr. Bob Sleight, a Consultant to BIA, conducted the valuation analysis on the tangible assets listed in this report. Mr. Sleight did not visit any of Chadmoore's facilities to confirm the existence of, or to visually inspect the condition of the tangible assets, and BIA expresses no opinion as to the actual operating condition of these assets. The valuation was performed on the basis of information supplied by Chadmoore.

As stated earlier, the specific tangible assets that are the subject of this report consist of the two-way radio equipment submitted on a listing by the company (see Appendix B). The cost approach was used to estimate the fair market value of these assets, which took into consideration the initial investment, replacement cost, and depreciation associated with each asset. No land, buildings, or towers were identified in the list of assets.

All of the tangible assets were two-way radio equipment. The type of equipment includes: Motorola, E. F. Johnson, General Electric, and Uniden repeaters, Celwave, Comtelco, and Decibel Products two-way radio receive and transmit antennas, Sinclaire, Decibel Products, Celwave, and TxRx selective cavity resonators, duplexors, notch filters, and multi-port combiners, Milcom International, Motorola, E. F. Johnson, and Uniden power amplifiers, various controllers, uninterruptible power supplies, modems, scan boards, computer equipment, interfaces, batteries, equipment racks and housing, and the like.

On July 26, 2001, Mr. Sleight had a conversation with Mr. Riaz Ali of Chadmoore Wireless Group, Incorporated. Mr. Ali heads of the operations of the company. During the course of the conversation it became clear that the majority of the equipment being valued was less than five years old, with a large percentage being less than three years old. The equipment is constantly monitored either by Chadmoore Wireless Group or by a company that is contracted to do routine maintenance on the equipment. Every site is visited at least once a year.

Appendix B to this report contains a summary of our value estimates, arranged by category. The total value of all the tangible assets was $8,108,320.


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